Exhibit 99.1

Assured Guaranty Corp.

Consolidated Financial Statements

(Unaudited)

September 30, 2015

Assured Guaranty Corp.

Index to Consolidated Financial Statements

September 30, 2015

Assured Guaranty Corp.

Consolidated Balance Sheets (unaudited)

(dollars in millions except per share and share amounts)

	As of September 30, 2015	As of December 31, 2014
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $2,472 and $1,945)	$2,540	$2,055
Short-term investments, at fair value	148	98
Other invested assets	98	1
Equity method investments in affiliates	381	354
Total investment portfolio	3,167	2,508
Cash	19	26
Premiums receivable, net of commissions payable	230	214
Ceded unearned premium reserve	444	507
Reinsurance recoverable on unpaid losses	276	205
Salvage and subrogation recoverable	21	14
Credit derivative assets	164	184
Deferred tax asset, net	384	133
Financial guaranty variable interest entities’ assets, at fair value	672	579
Other assets	219	163
Total assets	$5,596	$4,533
Liabilities and shareholder’s equity
Unearned premium reserve	$1,401	$900
Loss and loss adjustment expense reserve	475	294
Reinsurance balances payable, net	84	87
Note payable to affiliate	300	300
Credit derivative liabilities	740	677
Current income tax payable	73	40
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	538	448
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	42	28
Other liabilities	229	190
Total liabilities	3,882	2,964
Commitments and contingencies (See Note 16)
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding)	—	—
Common stock ($720 par value, 500,000 shares authorized; 20,834 shares issued and outstanding)	15	15
Additional paid-in capital	1,042	1,042
Retained earnings	611	435
Accumulated other comprehensive income, net of tax of $17 and $34	46	77
Total shareholder’s equity	1,714	1,569
Total liabilities and shareholder’s equity	$5,596	$4,533

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Net earned premiums	$61	$14	$153	$39
Net investment income	20	19	59	55
Net realized investment gains (losses):
Other-than-temporary impairment losses	(2)	—	(6)	(1)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	—	1	0	1
Net impairment loss	(2)	(1)	(6)	(2)
Other net realized investment gains (losses)	(1)	1	16	2
Net realized investment gains (losses)	(3)	0	10	0
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	0	(16)	6	(3)
Net unrealized gains (losses)	(4)	197	156	76
Net change in fair value of credit derivatives	(4)	181	162	73
Fair value gains (losses) on committed capital securities	(7)	2	5	(7)
Fair value gains (losses) on financial guaranty variable interest entities	(1)	1	1	12
Bargain purchase gain and settlement of pre-existing relationships, net	—	—	54	—
Other income (loss)	3	6	7	9
Total revenues	69	223	451	181
Expenses
Loss and loss adjustment expenses	48	(7)	120	(1)
Amortization of deferred ceding commissions	0	0	0	0
Interest expense	3	3	11	11
Other operating expenses	15	15	59	45
Total expenses	66	11	190	55
Income (loss) before income taxes and equity in net earnings of investee	3	212	261	126
Provision (benefit) for income taxes
Current	23	67	38	59
Deferred	(25)	5	27	(23)
Total provision (benefit) for income taxes	(2)	72	65	36
Equity in net earnings of investee	10	9	30	24
Net income (loss)	$15	$149	$226	$114

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$15	$149	$226	$114
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $6, $5, $(7) and $23	13	11	(17)	57
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(3), $0, $(3) and $1	(5)	2	(5)	3
Unrealized holding gains (losses) arising during the period, net of tax	8	13	(22)	60
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(1), $0, $4 and $0	(2)	1	6	0
Change in net unrealized gains (losses) on investments	10	12	(28)	60
Change in cumulative translation adjustment, net of tax provision (benefit) of $(2), $(3), $(3) and $(2)	(4)	(6)	(3)	(2)
Other comprehensive income (loss)	6	6	(31)	58
Comprehensive income (loss)	$21	$155	$195	$172

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statement of Shareholder’s Equity (unaudited)

For the Nine Months Ended September 30, 2015

(in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2014	$15	$1,042	$435	$77	$1,569
Net income	—	—	226	—	226
Dividends	—	—	(50)	—	(50)
Other comprehensive loss	—	—	—	(31)	(31)
Balance at September 30, 2015	$15	$1,042	$611	$46	$1,714

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Nine Months Ended September 30,
	2015	2014
Net cash flows provided by (used in) operating activities	$18	$113
Investing activities
Fixed-maturity securities:
Purchases	(678)	(312)
Sales	929	104
Maturities	132	151
Net sales (purchases) of short-term investments	400	(34)
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	29	18
Acquisition of Radian Asset, net of cash acquired	(800)	—
Repayment of notes receivable from affiliate	4	4
Other	29	(1)
Net cash flows provided by (used in) investing activities	45	(70)
Financing activities
Dividends paid	(50)	(30)
Net paydowns of financial guaranty variable interest entities’ liabilities	(20)	(19)
Net cash flows provided by (used in) financing activities	(70)	(49)
Effect of foreign exchange rate changes	0	0
Increase (decrease) in cash	(7)	(6)
Cash at beginning of period	26	28
Cash at end of period	$19	$22
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$—	$—
Interest	$0	$—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.

Notes to Consolidated Financial Statements (unaudited)

September 30, 2015

1.	Business and Basis of Presentation

Business

Assured Guaranty Corp. (“AGC” and, together with its subsidiaries, the “Company”), a Maryland domiciled insurance company, is an indirect and wholly-owned operating subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom ("U.K."), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps ("CDS"). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company has not entered into any new CDS in order to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the Company not entering into such new CDS since 2009. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (“VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of September 30, 2015 and cover the three-month period ended September 30, 2015 ("Third Quarter 2015"), the three-month period ended September 30, 2014 ("Third Quarter 2014"), the nine-month period ended September 30, 2015 ("Nine Months 2015") and the nine-month period ended September 30, 2014 ("Nine Months 2014"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGC and its subsidiaries and its consolidated VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGC included in Exhibit 99.1 in AGL's Form 8-K dated April 1, 2015, filed with the U.S. Securities and Exchange Commission (the “SEC”).

AGC's principal subsidiary is Assured Guaranty (UK) Ltd. (“AGUK”), a company incorporated in the United Kingdom (“U.K.”) as a U.K. insurance company. AGC owns 100% of AGUK's outstanding shares and elected to place AGUK into runoff in 2010. AGC owns 39.3% of the outstanding shares of Municipal Assurance Holdings Inc. ("MAC Holdings"), a Delaware company formed to hold all of the outstanding shares of Municipal Assurance Corp. ("MAC"), a New York domiciled insurance company.

Future Application of Accounting Standards

Consolidation

In February 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU will be effective on January 1, 2016. Early adoption is permitted, including adoption in an interim period. The Company does not expect that ASU 2015-02 will have any material effect on its Consolidated Financial Statements.

Short Duration Insurance Contracts

In May 2015, the FASB issued ASU 2015-09, Financial Services - Insurance (Topic 944) - Disclosures about Short-Duration Contracts. The primary objective of this ASU is to improve disclosures for insurance entities which issue short-duration contracts. As a financial guaranty insurance provider, ASU 2015-09 is not expected to have a material impact on the Company's financial statement disclosures. The ASU is effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016.

2.	Acquisition of Radian Asset Assurance Inc.

On April 1, 2015 (“Acquisition Date”), AGC completed the acquisition (“Radian Asset Acquisition”) of all of the issued and outstanding capital stock of financial guaranty insurer Radian Asset Assurance Inc. (“Radian Asset”) for $804.5 million; the cash consideration was paid from AGC's available funds and from the proceeds of a $200 million loan from AGC’s direct parent, AGUS. AGC repaid the loan in full to AGUS on April 14, 2015. Radian Asset was merged with and into AGC, with AGC as the surviving company of the merger. The Radian Asset Acquisition added $13.6 billion to the Company's net par outstanding on April 1, 2015, and is consistent with one of the Company's key business strategies of supplementing its book of business through acquisitions.

The Radian Asset Acquisition was accounted for under the acquisition method of accounting which required that the assets and liabilities acquired be recorded at fair value. The Company was required to exercise significant judgment to determine the fair value of the assets it acquired and liabilities it assumed in the Radian Asset Acquisition. The most significant of these determinations related to the valuation of Radian Asset's financial guaranty insurance and credit derivative contracts. On an aggregate basis, Radian Asset’s contractual premiums for financial guaranty contracts were less than the premiums a market participant of similar credit quality would demand to acquire those contracts at the Acquisition Date, particularly for below-investment-grade transactions, resulting in a significant amount of the purchase price being allocated to these contracts. For information on the methodology the Company used to measure the fair value of assets it acquired and liabilities it assumed in the Radian Asset Acquisition, including financial guaranty insurance and credit derivative contracts, please refer to Note 8, Fair Value Measurement.

The fair value of the Company's stand-ready obligation for financial guaranty insurance contracts on the Acquisition Date is recorded in unearned premium reserve. At the Acquisition Date, the fair value of each financial guaranty insurance contract acquired was in excess of the expected losses for each contract and therefore no explicit loss reserves were recorded on the Acquisition Date. Instead, loss reserves and loss and loss adjustment expenses ("LAE") will be recorded when the expected losses for each contract exceeds the remaining unearned premium reserve, in accordance with the Company's accounting policy described in the annual consolidated financial statements of the Company. The expected losses acquired by the Company as part of the Radian Asset Acquisition are included in the description of expected losses to be paid under Note 6, Expected Losses to be Paid.

The excess of the fair value of net assets acquired over the consideration transferred was recorded as a bargain purchase gain in "bargain purchase gain and settlement of pre-existing relationships" in net income. In addition, the Company and Radian Asset had pre-existing reinsurance relationships, which were also effectively settled at fair value on the Acquisition Date. The loss on settlement of these pre-existing reinsurance relationships represents the net difference between the historical assumed balances that were recorded by AGC and the fair value of ceded balances acquired from Radian. The Company believes the bargain purchase resulted from the announced desire of Radian Guaranty Inc. to focus its business strategy on the mortgage and real estate markets and to monetize its investment in Radian Asset and thereby accelerate its ability to comply with the financial requirements of the final Private Mortgage Insurer Eligibility Requirements.

The following table shows the net effect of the Radian Asset Acquisition at the Acquisition Date, including the effects of the settlement of pre-existing relationships.

	Fair Value of Net Assets Acquired, before Settlement of Pre-existing Relationships	Net effect of Settlement of Pre-existing Relationships	Net Effect of Radian Asset Acquisition
	(in millions)
Cash purchase price(1)	$804	$—	$804
Identifiable assets acquired:
Investments	1,473	—	1,473
Cash	4	—	4
Ceded unearned premium reserve	(3)	—	(3)
Credit derivative assets	30	—	30
Deferred tax asset, net	263	0	263
Financial guaranty VIE assets	122	—	122
Other assets	86	0	86
Total assets	1,975	0	1,975

Liabilities assumed:
Unearned premium reserves	697	1	698
Credit derivative liabilities	271	—	271
Financial guaranty VIE liabilities	118	—	118
Other liabilities	30	—	30
Total liabilities	1,116	1	1,117
Net asset effect of Radian Asset Acquisition	859	(1)	858
Bargain purchase gain and settlement of pre-existing relationships resulting from Radian Asset Acquisition, after-tax	55	(1)	54
Deferred tax	—	0	0
Bargain purchase gain and settlement of pre-existing relationships resulting from Radian Asset Acquisition, pre-tax	$55	$(1)	$54
_____________________

(1)
The cash purchase price of $804 million was the cash transferred for the acquisition which was allocated as follows: (1) $798 million for the purchase of net assets of $853 million and (ii) the settlement of pre-existing relationships between Radian Asset and AGC at a fair value of $6 million.

Revenue and net income related to Radian Asset from the Acquisition Date through September 30, 2015 included in the consolidated statement of operations were approximately $204 million and $144 million, respectively. In the second quarter of 2015, the Company recorded transaction expenses related to the Radian Asset Acquisition in net income as part of other operating expenses. These expenses were primarily driven by the fees paid to the Company's legal and financial advisors and to the Company's independent auditor.

Radian Asset Acquisition-Related Expenses

Nine Months 2015
(in millions)
Professional services	$2
Financial advisory fees	10
Total	$12

Unaudited Pro Forma Results of Operations

The following unaudited pro forma information presents the combined results of operations of the Company and Radian Asset as if the acquisition had been completed on January 1, 2014, as required under GAAP. The pro forma accounts include the estimated historical results of the Company and Radian Asset and pro forma adjustments primarily comprising the earning of the unearned premium reserve and the expected losses that would be recognized in net income for each prior period presented, as well as the accounting for bargain purchase gain, settlement of pre-existing relationships and Radian acquisition related expenses, all net of tax at the applicable statutory rate.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined as of January 1, 2014, nor is it indicative of the results of operations in future periods.

Pro Forma Unaudited Results of Operations

	Nine Months 2015	Nine Months 2014
	(in millions)
Pro forma revenues	$442	$516
Pro forma net income	202	429

3.	Rating Actions

Rating Actions

     When a rating agency assigns a public rating to a financial obligation guaranteed by AGC or its subsidiary AGUK, it generally awards that obligation the same rating it has assigned to the financial strength of AGC or AGUK. Investors in products insured by AGC or AGUK frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, AGC and AGUK manage their business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of AGC were reduced below current levels, the Company expects it could have adverse effects on AGC's future business opportunities as well as the premiums AGC could charge for its insurance policies.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's") have changed, multiple times, their financial strength ratings of AGC and AGUK, or changed the outlook on such ratings. The rating agencies' most recent published actions, opinions and analyses related to AGC and AGUK are:

•
On March 18, 2014, S&P upgraded the financial strength ratings of AGC and AGUK to AA (stable outlook) from AA- (stable outlook); it most recently affirmed such ratings in a credit analysis issued on June 29, 2015.

•
On July 2, 2014, Moody's affirmed the A3 ratings of AGC and AGUK but changed the outlook to negative. Moody's adopted changes to its credit methodology for financial guaranty insurance companies on January 20, 2015. On

December 8, 2015, Moody's published a credit opinion maintaining its existing ratings of AGC and AGUK under that methodology.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGC and AGUK in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 7, Financial Guaranty Insurance Losses

•	Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 15, Reinsurance and Other Monoline Exposures

4.	Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, as part of its loss mitigation strategy for existing troubled credits, it may underwrite new issuances that it views as below-investment-grade ("BIG"). The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance is utilized in order to reduce net exposure to certain insured transactions.

     Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 10, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and Debt Service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 6, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a constant discount rate of 4.5%. (Risk-free rates are used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation securities"). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and Debt Service outstanding, because it manages such securities as investments and not insurance exposure.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
	(in millions)
Public finance	$121,745	$121,238	$58,934	$51,064
Structured finance	23,605	24,454	17,373	16,860
Total financial guaranty	$145,350	$145,692	$76,307	$67,924

As of September 30, 2015, the Company also had exposure to €12 million of reinsurance contracts relating to Spanish housing cooperatives risk.

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.			Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding		%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$75	0.2%	$77	1.9%	$6,239	(3)	44.8%	$873	40.1%	$7,264	13.9%
AA	4,018	12.5	1,679	42.4	3,022		21.7	106	4.9	8,825	16.8
A	16,918	52.4	485	12.3	1,481		10.6	54	2.4	18,938	36.2
BBB	7,531	23.3	1,412	35.6	853		6.1	1,061	48.8	10,857	20.7
BIG	3,743	11.6	309	7.8	2,340		16.8	82	3.8	6,474	12.4
Total net par outstanding(1) (2)	$32,285	100.0%	$3,962	100.0%	$13,935		100.0%	$2,176	100.0%	$52,358	100.0%
_____________________

(1)	Excludes $376 million of loss mitigation securities insured and held by the Company as of September 30, 2015, which are primarily in the BIG category.

(2)	The September 30, 2015 amounts include $12.9 billion of net par acquired from Radian Asset.

(3)
Includes $1,093 million net par in the form of CDS that was upgraded from BIG as of September 30, 2015, in anticipation of the termination of such CDS that occurred early in the fourth quarter of 2015. In the fourth quarter of 2015, the exposure will be removed.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$59	0.2%	$—	—%	$5,090	39.9%	$1,571	51.8%	$6,720	14.6%
AA	3,803	13.7	1,409	58.7	1,928	15.1	118	3.9	7,258	15.8
A	16,608	59.8	250	10.4	1,747	13.7	59	1.9	18,664	40.6
BBB	5,368	19.3	599	25.0	797	6.2	1,137	37.5	7,901	17.2
BIG	1,955	7.0	141	5.9	3,204	25.1	149	4.9	5,449	11.8
Total net par outstanding(1)	$27,793	100.0%	$2,399	100.0%	$12,766	100.0%	$3,034	100.0%	$45,992	100.0%
_____________________

(1)	Excludes $415 million of loss mitigation securities insured and held by the Company as of December 31, 2014, which are primarily in the BIG category.

In addition to amounts shown in the tables above, AGC had outstanding commitments to provide guaranties of $134 million for public finance obligations as of September 30, 2015. The expiration dates for the public finance commitments range between October 1, 2015 and February 25, 2017, with $10 million expiring prior to the date of this filing. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Portfolio

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of September 30, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
U.S. public finance	$2,831	$891	$21	$3,743	$32,285
Non-U.S. public finance	98	211	—	309	3,962
Structured finance:
First lien U.S. residential mortgage-backed securities ("RMBS"):
Prime first lien	181	26	17	224	313
Alt-A first lien	61	41	149	251	1,134
Option ARM	39	5	36	80	148
Subprime	99	72	79	250	1,176
Second lien U.S. RMBS:
Closed-end second lien	—	0	32	32	65
Home equity lines of credit (“HELOCs”)	69	1	149	219	221
Total U.S. RMBS	449	145	462	1,056	3,057
Triple-X life insurance transactions	—	—	149	149	721
Trust preferred securities (“TruPS”)	429	220	—	649	3,693
Other structured finance	460	107	1	568	8,640
Total	$4,267	$1,574	$633	$6,474	$52,358

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
			(in millions)
U.S. public finance	$1,653	$302	$0	$1,955	$27,793
Non-U.S. public finance	139	2	—	141	2,399
Structured finance:
First lien U.S. RMBS:
Prime first lien	46	23	206	275	297
Alt-A first lien	374	323	154	851	1,262
Option ARM	36	13	47	96	178
Subprime	93	132	143	368	1,206
Second lien U.S. RMBS:
Closed-end second lien	—	0	33	33	73
HELOCs	229	2	0	231	233
Total U.S. RMBS	778	493	583	1,854	3,249
Triple-X life insurance transactions	—	—	149	149	711
TruPS	781	—	254	1,035	3,211
Other structured finance	210	104	1	315	8,629
Total	$3,561	$901	$987	$5,449	$45,992

BIG Net Par Outstanding
and Number of Risks
As of September 30, 2015

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$3,289	$978	$4,267	203	13	216
Category 2	1,107	467	1,574	63	8	71
Category 3	506	127	633	97	12	109
Total BIG	$4,902	$1,572	$6,474	363	33	396

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2014

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$2,454	$1,107	$3,561	95	17	112
Category 2	470	431	901	41	14	55
Category 3	363	624	987	56	21	77
Total BIG	$3,287	$2,162	$5,449	192	52	244
 ____________________

(1)	Includes net par outstanding for VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Exposure to Puerto Rico

The Company has insured exposure to general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of September 30, 2015, all of which are rated BIG. In Nine Months 2015, the Company's Puerto Rico exposures increased due to net par acquired in the Radian Asset Acquisition, which equals $385 million as of September 30, 2015.

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits have been covered primarily with the net proceeds of bond issuances, interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, one-time revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including Puerto Rico Highway and Transportation Authority ("PRHTA") and Puerto Rico Electric Power Authority ("PREPA"). Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints. Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico challenging the Recovery Act. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on December 4, 2015, the U.S. Supreme Court granted petitions for writs of certiorari relating to that ruling. In addition, the Commonwealth's Resident Commissioner has introduced a bill to the U.S. Congress that, if passed, would enable the Commonwealth to authorize one or more of its public corporations to restructure their debts under chapter 9 of the U.S. Bankruptcy Code if they were to become insolvent.

On June 28, 2015, Governor García Padilla of Puerto Rico (the "Governor") publicly stated that the Commonwealth’s public debt, considering the current level of economic activity, is unpayable and that a comprehensive debt restructuring may be necessary. On June 29, 2015 a report commissioned by the Commonwealth and authored by former World Bank Chief Economist and former Deputy Director of the International Monetary Fund Dr. Anne Krueger and economists Dr. Ranjit Teja and Dr. Andrew Wolfe and calling for debt restructuring of all Puerto Rico bonds was released ("Krueger Report").

Puerto Rico Public Finance Corporation (“PFC”), a subsidiary of the GDB, failed to make most of an approximately $58 million Debt Service payment on August 3, 2015 and to make subsequent Debt Service payments because the Commonwealth’s legislature did not appropriate funds for payment.  The Company does not insure any obligations of the PFC. Also on August 3, 2015, the Commonwealth announced that it had temporarily suspended its monthly deposits to the general obligation redemption fund.

On September 9, 2015, the Working Group for the Fiscal and Economic Recovery of Puerto Rico (“Working Group”) established by the Governor published its “Puerto Rico Fiscal and Economic Growth Plan” (the “FEGP”). The FEGP projects that the Commonwealth would face a cumulative financing gap of $27.8 billion from fiscal year 2016 to fiscal year 2020 without corrective action. Various stakeholders and analysts have publicly questioned the accuracy of the $27.8 billion gap projected by the Working Group. The FEGP recommends economic development, structural, fiscal and institutional reform measures that it projects would reduce that gap to $14.0 billion. The Working Group asserts that the Commonwealth’s debt, including debt with a constitutional priority, is not sustainable. The FEGP includes a recommendation that the Commonwealth’s advisors begin to work on a voluntary exchange offer to its creditors as part of the FEGP. The FEGP does not have the force of law and implementation of its recommendations would require actions by the governments of the Commonwealth and of the United States as well as the cooperation and agreement of various creditors.
On October 21, 2015, the U.S. Treasury Department proposed a four-point plan for Puerto Rico which, most significantly, would extend some form of bankruptcy protection not only to Puerto Rico’s municipalities and instrumentalities but also the Commonwealth itself. The plan also calls for an independent fiscal oversight board. The Treasury Department’s plan requires congressional action to be implemented.
On November 30, 2015, the Governor signed an executive order (“Clawback Order”) that provides that the Commonwealth will begin to redirect certain available revenues pledged to pay debt service on the debt of certain public corporations to pay “public debt” issued or guaranteed by the Commonwealth. The Company does not believe the conditions permitting such redirection have been met. The Puerto Rico credits insured by the Company potentially impacted by the Clawback Order are shown in the table “Puerto Rico Net Par Outstanding” below.

On December 9, 2015, Senators Hatch, Murkowski and Grassley filed proposed legislation (the “Hatch Bill”) that would, among other things, establish a federal financial oversight authority empowered to, among other things, issue up to $3 billion of debt that would not be backed by the full faith and credit of the United States. That bill would not extend federal bankruptcy protection to either the Commonwealth’s public corporations and municipalities or the Commonwealth itself. On that same date, Congressman Duffy introduced proposed legislation (the “Duffy Bill”) that would authorize chapter 9 bankruptcy protection for the island’s public corporations and municipalities in exchange for the Commonwealth’s voluntary acceptance of an independent “Financial Stability Council” that would oversee the island’s finances.
There have been a number of other proposals, plans and legislative initiatives offered in Puerto Rico and in the United States aimed at addressing Puerto Rico’s fiscal issues. Some of these proposals, plans and legislative initiatives include providing an orderly restructuring framework (such as bankruptcy) to the Commonwealth’s public corporations and municipalities and some also to the Commonwealth itself. The final shape of governmental responses to Puerto Rico’s distress eventually enacted or implemented by Puerto Rico or the United States, if any, and the impact of any such actions on obligations insured by the Company, is uncertain and may differ substantially from the recommendations of the FEGP, the four-point plan offered by the Treasury Department, the Hatch Bill, the Duffy Bill, or any other proposals or plans offered to date or in the future.
S&P, Moody’s and Fitch Ratings have lowered the credit rating of the Commonwealth’s bonds and on its public corporations several times over the past approximately two years, and the Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.

PREPA

As of September 30, 2015, the Company had $74 million insured net par outstanding of PREPA obligations. In August 2014, PREPA entered into forbearance agreements with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including Assured Guaranty Municipal Corp. ("AGM") and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including AGM and AGC, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit. It also agreed it would develop a five year business plan and a recovery program in respect of its operations; a preliminary business plan was released in December 2014. Subsequently, most of the parties extended these forbearance agreements several times.

On July 1, 2015, PREPA made full payment of the $416 million of principal and interest due on its bonds, including bonds insured by AGM and AGC. However, that payment was conditioned on and facilitated by AGM and AGC agreeing, also on July 1, to purchase a portion of $131 million of interest-bearing bonds to help replenish certain of the operating funds PREPA used to make the $416 million of principal and interest payments. On July 31, 2015, AGC purchased $186 thousand aggregate principal amount of those bonds.

On September 2, 2015, PREPA announced that on September 1, 2015, it and an ad hoc group of uninsured bondholders (the “Ad Hoc Group”) had reached an agreement on certain economic terms of a recovery plan, subject to certain terms and conditions. On September 22, 2015, PREPA announced it and a group of fuel-line lenders had reached an agreement on the economic terms of a recovery plan, subject to certain terms and conditions. Neither AGM nor AGC are parties to either of those agreements. Other than AGM, AGC, National Public Finance Guarantee Corporation (“National”) and Syncora Guarantee Inc. (together the "Monolines"), parties to the original forbearance agreements continued to extend the forbearance agreements through November 5, 2015, when, according to a public announcement from PREPA, those other parties entered into a restructuring support agreement formalizing the previously announced agreements.
On December 9, 2015, PREPA announced that the parties to the RSA had agreed to extend to December 17, 2015, a deadline in the RSA to secure passage of certain legislation and to secure the agreement of the Monolines, including  AGM and AGC, to the recovery plan referenced in the RSA. PREPA continues to negotiate with the Monolines, including AGM and AGC. There can be no assurance that the negotiations will result in agreement or that the  recovery plan referenced in the RSA will be implemented. PREPA, during the pendency of the agreements, has suspended deposits into its debt service fund.

PRHTA

As of September 30, 2015, the Company had $475 million insured net par outstanding of PRHTA (Transportation revenue) bonds and $101 million net par of PRHTA (Highway revenue) bonds. In March 2015, legislation was passed in the Commonwealth that would have supported proposals involving the GDB and Puerto Rico Infrastructure Finance Authority ("PRIFA") and would have, among other things, strengthened PRHTA. The proposals involved the issuance of up to $2.95 billion of bonds by PRIFA, but the Company believes the Commonwealth is no longer pursuing those proposals. In addition, PRHTA is one of the public corporations affected by the Clawback Order.

Municipal Finance Agency

As of September 30, 2015, the Company had $65 million net par outstanding of bonds issued by the Puerto Rico Municipal Finance Agency (“MFA”) secured by a pledge of local property tax revenues. On October 13, 2015, the Company filed a motion to intervene in litigation between Centro de Recaudación de Ingresos Municipales (“CRIM”) and the GDB in which CRIM is seeking to ensure that the pledged tax revenues are, and will continue to be, available to support the MFA bonds. While the Company’s motion to intervene was denied, the GDB and CRIM have reported that they executed a new deed of trust that requires the GDB, as fiduciary, to keep the pledged tax revenues separate from any other GDB monies or accounts and that governs the manner in which the pledged revenues may be invested and dispersed.
The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
	(in millions)
Previously Subject to the Voided Recovery Act (1)	$1,410	$1,237	$2,740	$2,486
Not Previously Subject to the Voided Recovery Act	865	773	1,201	1,038
Total	$2,275	$2,010	$3,941	$3,524
 ____________________

(1)
On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void. On July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling, and on December 4, 2015, the U.S. Supreme Court granted petitions for writs of certiorari relating to that ruling.

Puerto Rico
Net Par Outstanding

	As of September 30, 2015		As of December 31, 2014
	Total (1)	Internal Rating	Total	Internal Rating
	(in millions)
Exposures Previously Subject to the Voided Recovery Act:
PRHTA (Transportation revenue) (2)	$475	CCC-	$392	BB-
Puerto Rico Aqueduct and Sewer Authority	296	CCC	288	BB-
PRHTA (Highway revenue) (2)	101	CCC	24	BB
Puerto Rico Convention Center District Authority (2)	82	CCC-	87	BB-
PREPA	74	CC	53	B-
Total	1,028		844

Exposures Not Previously Subject to the Voided Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	417	CCC	417	BB
Puerto Rico Public Buildings Authority	137	CCC	41	BB
MFA	65	CCC-	44	BB-
GDB	33	CCC	33	BB
PRIFA (2)	10	CCC-	10	BB-
University of Puerto Rico	1	CCC-	1	BB-
Total	663		546
Total net exposure to Puerto Rico	$1,691		$1,390
____________________

(1)
As of September 30, 2015, the Company's Puerto Rico exposures increased due to net par of $385 million acquired in the Radian Asset Acquisition, of which $21 million was of PREPA and $166 million of PRHTA.

(2)
Some (or in the case of the Puerto Rico Convention Center District Authority and PRIFA, all) of the revenues of these entities is subject to being applied first to the general obligation debt of, and debt guaranteed by, the Commonwealth of Puerto Rico. However, such revenues are to be used for such Commonwealth payments only to the extent that the other available revenues of the Commonwealth are insufficient.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of September 30, 2015

	Scheduled Net Par Amortization			Scheduled Net Debt Service Amortization
	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total
	(in millions)
2015 (October 1 - December 31)	$0	$33	$33	$0	$34	$34
2016	38	85	123	89	118	207
2017	13	52	65	64	80	144
2018	20	52	72	71	76	147
2019	20	37	57	70	60	130
2020	18	90	108	66	110	176
2021	18	29	47	66	45	111
2022	5	21	26	52	35	87
2023	6	16	22	54	29	83
2024	4	9	13	51	21	72
2025-2029	213	135	348	414	185	599
2030-2034	190	74	264	351	96	447
2035 -2039	240	24	264	329	29	358
2040 -2044	58	6	64	113	7	120
2045 -2047	185	—	185	203	—	203
Total	$1,028	$663	$1,691	$1,993	$925	$2,918

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of September 30, 2015

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance (2)	$—	$14	$3	$38	$55
Infrastructure finance	15	0	—	9	24
Total sovereign and sub-sovereign exposure	15	14	3	47	79
Non-sovereign exposure:
Regulated utilities	—	4	—	—	4
RMBS and other structured finance	6	16	—	13	35
Total non-sovereign exposure	6	20	—	13	39
Total	$21	$34	$3	$60	$118
Total BIG (See Note 6)	$19	$—	$3	$60	$82
____________________

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, primarily Euros. One of the residential mortgage-backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies, in which case the Company depends upon geographic information provided by the primary insurer.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate and commercial receivables transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $167 million to Selected European Countries (plus Greece) in transactions with $1.9 billion of net par outstanding. The indirect exposure to credits with a nexus to Greece is $6 million across several highly rated pooled corporate obligations with net par outstanding of $186 million.

5.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Net Earned Premiums

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Scheduled net earned premiums	$30	$9	$79	$27
Acceleration of net earned premiums	31	4	72	10
Accretion of discount on net premiums receivable	0	1	2	2
Net earned premiums(1)	$61	$14	$153	$39
___________________

(1)
Excludes $0.6 million and $0.3 million for Third Quarter 2015 and 2014, respectively, and $1.5 million and $1.0 million for Nine Months 2015 and 2014, respectively, related to consolidated financial guaranty ("FG") VIEs.

Components of Unearned Premium Reserve

	As of September 30, 2015			As of December 31, 2014
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$1,404	$444	$960	$900	$507	$393
Contra-paid (2)	(3)	—	(3)	—	—	—
Unearned premium reserve	$1,401	$444	$957	$900	$507	$393
 ____________________

(1)	Excludes $15 million and $11 million of deferred premium revenue related to FG VIEs as of September 30, 2015 and December 31, 2014, respectively.

(2)	See Note 7, "Financial Guaranty Insurance Losses– Insurance Contracts' Loss Information" for an explanation of "contra-paid".

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Nine Months
	2015	2014
	(in millions)
Beginning of period, December 31	$214	$210
Premiums receivable acquired in Radian Asset Acquisition on April 1, 2015	15	—
Gross premium written, net of commissions on assumed business	24	15
Gross premiums received, net of commissions on assumed business	(22)	(22)
Adjustments:
Changes in the expected term	(4)	(4)
Accretion of discount, net of commissions on assumed business	4	4
Foreign exchange translation	(1)	(1)
Consolidation/deconsolidation of FG VIEs	—	1
End of period, September 30 (1)	$230	$203
___________________

(1)	Excludes $14 million and $11 million as of September 30, 2015 and September 30, 2014, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 13% and 11% of installment premiums at September 30, 2015 and December 31, 2014, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of September 30, 2015
(in millions)
2015 (October 1 – December 31)	$8
2016	28
2017	25
2018	22
2019	21
2020-2024	89
2025-2029	45
2030-2034	27
After 2034	16
Total(1)	$281
___________________

(1)	Excludes expected cash collections on FG VIEs of $18 million.

Scheduled Financial Guaranty Net Earned Premiums

As of September 30, 2015
(in millions)
2015 (October 1 – December 31)	$27
2016	101
2017	86
2018	78
2019	71
2020-2024	276
2025-2029	175
2030-2034	95
After 2034	51
Net deferred premium revenue(1)	960
Future accretion	32
Total future net earned premiums	$992
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $15 million.

Selected Information for Financial Guaranty Policies Paid in Installments

	As of September 30, 2015	As of December 31, 2014
	(dollars in millions)
Premiums receivable, net of commission payable	$230	$214
Gross deferred premium revenue	259	199
Weighted-average risk-free rate used to discount premiums	3.0%	3.1%
Weighted-average period of premiums receivable (in years)	7.7	7.2

6.	Expected Loss to be Paid

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committee for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions and scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long duration of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a quarter, and as a result the Company’s loss estimates may change materially over that same period. Changes over a quarter in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a quarter in the Company’s loss estimates for its RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables. Similarly, changes over a quarter in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. On the other hand, changes over a quarter in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency downgrades that reduce the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the benefit for net expected recoveries for contractual breaches of representations and warranties ("R&W"). The Company used weighted average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 3.34% as of September 30, 2015 and 0.0% to 2.95% as of December 31, 2014.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward

	Third Quarter 2015	Nine Months 2015
	(in millions)
Net expected loss to be paid, beginning of period	$402	$146
Net expected loss to be paid on Radian Asset portfolio as of April 1, 2015	—	190
Economic loss development due to:
Accretion of discount	2	5
Changes in discount rates	2	12
Changes in timing and assumptions	(7)	51
Total economic loss development	(3)	68
Paid losses	(26)	(31)
Net expected loss to be paid, end of period	$373	$373

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Third Quarter 2015

	Net Expected Loss to be Paid (Recovered) as of June 30, 2015	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2015(2)
	(in millions)
Public Finance:
U.S. public finance	$218	$57	$0	$275
Non-U.S. public finance	6	0	—	6
Public Finance	224	57	0	281
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	0	0	0	0
Alt-A first lien	53	(54)	(22)	(23)
Option ARM	4	0	0	4
Subprime	51	2	(5)	48
Total first lien	108	(52)	(27)	29
Second lien:
Closed-end second lien	6	0	0	6
HELOCs	2	2	1	5
Total second lien	8	2	1	11
Total U.S. RMBS	116	(50)	(26)	40
Triple-X life insurance transactions	(20)	4	0	(16)
TruPS	7	(4)	—	3
Other structured finance	75	(10)	0	65
Structured Finance	178	(60)	(26)	92
Total	$402	$(3)	$(26)	$373

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Third Quarter 2014

	Net Expected Loss to be Paid (Recovered) as of June 30, 2014	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2014
	(in millions)
Public Finance:
U.S. public finance	$44	$(3)	$—	$41
Non-U.S. public finance	3	—	—	3
Public Finance	47	(3)	—	44
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	9	(1)	—	8
Alt-A first lien	97	(18)	(24)	55
Option ARM	(21)	(6)	31	4
Subprime	65	1	(1)	65
Total first lien	150	(24)	6	132
Second lien:
Closed-end second lien	5	—	—	5
HELOCs	(4)	(1)	—	(5)
Total second lien	1	(1)	—	0
Total U.S. RMBS	151	(25)	6	132
Triple-X life insurance transactions	(20)	1	—	(19)
TruPS	24	(4)	—	20
Other structured finance	(29)	(7)	3	(33)
Structured Finance	126	(35)	9	100
Total	$173	$(38)	$9	$144

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Nine Months 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014 (2)	Net Expected Loss to be Paid (Recovered) on Radian Asset portfolio as of April 1, 2015	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2015 (2)
	(in millions)
Public Finance:
U.S. public finance	$49	$81	$148	$(3)	275
Non-U.S. public finance	2	4	0	—	6
Public Finance	51	85	148	(3)	281
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	3	—	(1)	(2)	0
Alt-A first lien	58	7	(64)	(24)	(23)
Option ARM	1	0	4	(1)	4
Subprime	61	(4)	(1)	(8)	48
Total first lien	123	3	(62)	(35)	29
Second lien:
Closed-end second lien	6	—	0	0	6
HELOCs	(2)	1	3	3	5
Total second lien	4	1	3	3	11
Total U.S. RMBS	127	4	(59)	(32)	40
Triple-X life insurance transactions	(19)	—	4	(1)	(16)
TruPS	18	—	(15)	—	3
Other structured finance	(31)	101	(10)	5	65
Structured Finance	95	105	(80)	(28)	92
Total	$146	$190	$68	$(31)	$373

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Nine Months 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2014
	(in millions)
Public Finance:
U.S. public finance	$41	$11	$(11)	$41
Non-U.S. public finance	4	(1)	—	3
Public Finance	45	10	(11)	44
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	17	(9)	—	8
Alt-A first lien	99	(18)	(26)	55
Option ARM	(5)	(19)	28	4
Subprime	65	4	(4)	65
Total first lien	176	(42)	(2)	132
Second lien:
Closed-end second lien	6	(1)	—	5
HELOCs	(5)	(1)	1	(5)
Total second lien	1	(2)	1	0
Total U.S. RMBS	177	(44)	(1)	132
Triple-X life insurance transactions	(16)	(2)	(1)	(19)
TruPS	38	(18)	—	20
Other structured finance	(30)	(7)	4	(33)
Structured Finance	169	(71)	2	100
Total	$214	$(61)	$(9)	$144
_________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $2 million and $1 million in LAE for Third Quarter 2015 and 2014, respectively, and $5 million and $3 million in LAE for Nine Months 2015 and 2014, respectively.

(2)	Includes expected LAE to be paid of $6 million as of September 30, 2015 and $5 million as of December 31, 2014.

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2015

	Future Net R&W Benefit as of June 30, 2015	R&W Development and Accretion of Discount During Third Quarter 2015	R&W (Recovered) During Third Quarter 2015	Future Net R&W Benefit as of September 30, 2015(1)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$0	$0	$1
Alt-A first lien	51	5	—	56
Option ARM	14	(4)	(3)	7
Subprime	1	0	—	1
Total first lien	67	1	(3)	65
Closed-end second lien	8	(1)	—	7
Total	$75	$0	$(3)	$72

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2014

	Future Net R&W Benefit as of June 30, 2014	R&W Development and Accretion of Discount During Third Quarter 2014	R&W (Recovered) During Third Quarter 2014	Future Net R&W Benefit as of September 30, 2014
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	136	16	(63)	89
Option ARM	70	9	(49)	30
Total first lien	207	25	(112)	120
Closed-end second lien	11	(1)	—	10
Total	$218	$24	$(112)	$130

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2015

	Future Net R&W Benefit as of December 31, 2014	Future Net R&W Benefit on Radian Asset portfolio as of April 1, 2015	R&W Development and Accretion of Discount During 2015	R&W (Recovered) During 2015	Future Net R&W Benefit as of September 30, 2015(1)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$0	$0	$1
Alt-A first lien	61	—	(4)	(1)	56
Option ARM	25	—	(10)	(8)	7
Subprime	—	1	0	—	1
Total first lien	87	1	(14)	(9)	65
Closed-end second lien	7	1	(1)	—	7
Total	$94	$2	$(15)	$(9)	$72

 Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2014

	Future Net R&W Benefit as of December 31, 2013	R&W Development and Accretion of Discount During 2014	R&W (Recovered) During 2014	Future Net R&W Benefit as of September 30, 2014
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	144	16	(71)	89
Option ARM	68	18	(56)	30
Total first lien	213	34	(127)	120
Closed-end second lien	13	(2)	(1)	10
Total	$226	$32	$(128)	$130
___________________
(1)    See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of September 30, 2015

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$275	$—	$0	$275
Non-U.S. public finance	6	—	—	6
Public Finance	281	—	0	281
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	2	—	(2)	0
Alt-A first lien	28	—	(51)	(23)
Option ARM	3	—	1	4
Subprime	(1)	—	49	48
Total first lien	32	—	(3)	29
Second lien:
Closed-end second lien	0	6	0	6
HELOCs	5	—	—	5
Total second lien	5	6	0	11
Total U.S. RMBS	37	6	(3)	40
Triple-X life insurance transactions	(23)	—	7	(16)
TruPS	—	—	3	3
Other structured finance	12	17	36	65
Structured Finance	26	23	43	92
Total	$307	$23	$43	$373

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$49	$—	$—	$49
Non-U.S. public finance	2	—	—	2
Public Finance	51	—	—	51
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	2	—	1	3
Alt-A first lien	54	—	4	58
Option ARM	2	—	(1)	1
Subprime	2	—	59	61
Total first lien	60	—	63	123
Second lien:
Closed-end second lien	(1)	7	—	6
HELOCs	(2)	—	—	(2)
Total second lien	(3)	7	—	4
Total U.S. RMBS	57	7	63	127
Triple-X life insurance transactions	(25)	—	6	(19)
TruPS	1	—	17	18
Other structured finance	10	—	(41)	(31)
Structured Finance	43	7	45	95
Total	$94	$7	$45	$146
___________________

(1)	Refer to Note 10, Consolidated Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Third Quarter 2015

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$57	$—	$—	$57
Non-U.S. public finance	0	—	0	0
Public Finance	57	—	0	57
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	—	—	0	0
Alt-A first lien	(7)	—	(47)	(54)
Option ARM	0	—	0	0
Subprime	—	—	2	2
Total first lien	(7)	—	(45)	(52)
Second lien:
Closed-end second lien	—	—	0	0
HELOCs	3	(1)	—	2
Total second lien	3	(1)	0	2
Total U.S. RMBS	(4)	(1)	(45)	(50)
Triple-X life insurance transactions	3	—	1	4
TruPS	0	—	(4)	(4)
Other structured finance	0	0	(10)	(10)
Structured Finance	(1)	(1)	(58)	(60)
Total	$56	$(1)	$(58)	$(3)

Net Economic Loss Development (Benefit)
By Accounting Model
Third Quarter 2014

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$(3)	$—	$—	$(3)
Non-U.S. public finance	(1)	—	1	—
Public Finance	(4)	—	1	(3)
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	—	—	(1)	(1)
Alt-A first lien	1	—	(19)	(18)
Option ARM	(1)	—	(5)	(6)
Subprime	(1)	—	2	1
Total first lien	(1)	—	(23)	(24)
Second lien:
Closed-end second lien	—	—	—	—
HELOCs	(1)	—	—	(1)
Total second lien	(1)	—	—	(1)
Total U.S. RMBS	(2)	—	(23)	(25)
Triple-X life insurance transactions	3	—	(2)	1
TruPS	—	—	(4)	(4)
Other structured finance	(5)	—	(2)	(7)
Structured Finance	(4)	—	(31)	(35)
Total	$(8)	$—	$(30)	$(38)

Net Economic Loss Development (Benefit)
By Accounting Model
Nine Months 2015

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$155	$—	$(7)	$148
Non-U.S. public finance	0	—	0	0
Public Finance	155	—	(7)	148
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	(1)	—	—	(1)
Alt-A first lien	(9)	—	(55)	(64)
Option ARM	1	—	3	4
Subprime	1	—	(2)	(1)
Total first lien	(8)	—	(54)	(62)
Second lien:
Closed-end second lien	1	(1)	—	0
HELOCs	4	(1)	—	3
Total second lien	5	(2)	—	3
Total U.S. RMBS	(3)	(2)	(54)	(59)
Triple-X life insurance transactions	2	—	2	4
TruPS	(1)	—	(14)	(15)
Other structured finance	0	0	(10)	(10)
Structured Finance	(2)	(2)	(76)	(80)
Total	$153	$(2)	$(83)	$68

Net Economic Loss Development (Benefit)
By Accounting Model
Nine Months 2014

	Financial Guaranty Insurance	FG VIEs(1) and Other	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$11	$—	$—	$11
Non-U.S. public finance	(1)	—	—	(1)
Public Finance	10	—	—	10
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	—	(10)	(9)
Alt-A first lien	16	(12)	(22)	(18)
Option ARM	(13)	—	(6)	(19)
Subprime	—	—	4	4
Total first lien	4	(12)	(34)	(42)
Second lien:
Closed-end second lien	(1)	—	—	(1)
HELOCs	(1)	—	—	(1)
Total second lien	(2)	—	—	(2)
Total U.S. RMBS	2	(12)	(34)	(44)
Triple-X life insurance transactions	(1)	—	(1)	(2)
TruPS	(1)	—	(17)	(18)
Other structured finance	(6)	—	(1)	(7)
Structured Finance	(6)	(12)	(53)	(71)
Total	$4	$(12)	$(53)	$(61)
___________________
(1)    Refer to Note 10, Consolidated Variable Interest Entities.

(2)    Refer to Note 9, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.7 billion net par as of September 30, 2015, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. The Company agreed as part of the plan to cancel its $40 million of the City’s lease revenue bonds in exchange for the irrevocable option to take title to the office building that served as collateral for the lease revenue bonds. The Company also receives net rental payments from the office building. The Company no longer reflects the canceled lease revenue bonds as outstanding insured net par, but instead the financial statements reflect an investment in the office building and related lease revenue and expenses. As of September 30, 2015, the office building is carried at approximately $29 million and is reported as part of Other Assets.

The Company has $250 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

In December 2014, the City of Detroit emerged from bankruptcy under chapter 9 of the U.S. Bankruptcy Code. The Company still expects to make debt service payments on the 15.5% of the City’s unlimited tax general obligation that were not exchanged as part of the related settlement. As of September 30, 2015, these bonds had a net debt service outstanding of $11 million.

As a result of the Radian Asset Acquisition, the Company has approximately $21 million of net par exposure as of September 30, 2015 to bonds issued by Parkway East Public Improvement District, which is located in Madison County, Mississippi. The bonds, which are rated BIG, are payable from special assessments on properties within the District, as well as amounts paid under a contribution agreement with the County in which the County covenants that it will provide funds in the event special assessments are not sufficient to make a debt service payment. The special assessments have not been sufficient to pay debt service in full. In earlier years, the County provided funding to cover the balance of the debt service requirement, but the County now claims that the District’s failure to reimburse it within the two years stipulated in the contribution agreement means that the County is not required to provide funding until it is reimbursed. A declaratory judgment action is pending against the District and the County to establish the Company's rights under the contribution agreement. See "Recovery Litigation" below.

The Company also has $4.3 billion of net par exposure to healthcare transactions. The BIG net par outstanding in this sector is $301 million, all of which was acquired as part of the Radian Asset Acquisition.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of September 30, 2015, which incorporated the likelihood of the outcomes mentioned above, will be $275 million, compared with a net expected loss of $218 million as of June 30, 2015 and $49 million as of December 31, 2014. On April 1, 2015, the Radian Asset Acquisition added $81 million in net economic losses to be paid for U.S. public finance credits. Economic loss development in Third Quarter 2015 was $57 million which was primarily attributable to Puerto Rico exposures. Economic loss development in Nine Months 2015 was $148 million, which was also primarily attributable to Puerto Rico exposures.

Infrastructure Finance

The Company has insured exposure of approximately $567 million to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expects the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expects the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the two remaining transactions with significant refinancing risk, assuming no refinancing and based on certain performance assumptions, could be $302 million on a gross basis; such claims would be payable from 2017 through 2022. Of such $302 million in estimated gross claims, an estimated $56 million relates to obligations of Skyway Concession Company LLC (“SCC”), which owns the concession for the Chicago Skyway toll road. In November 2015, a consortium of three Canadian pension plans announced that they had reached agreement, subject to regulatory approvals and customary closing conditions, to purchase SCC for $2.8 billion. The Company believes that the consummation of the agreed sale of SCC would increase the likelihood that the various SCC obligations insured by the Company and payable from 2017 through 2022 either will be retired in connection with the sale or will be refinanced as they become due, thus reducing the likelihood that the Company will be required to make such estimated claim payments.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any R&W agreements to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company has been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools, and by reaching agreements with certain R&W providers in early October, has completed its pursuit of R&W claims. The Company calculates a credit for R&W recoveries to include in its cash flow projections based on agreements it has with R&W providers, which are described in more detail under "Breaches of Representations and Warranties" below.

In some instances, the terms of the Company's policy gives it the option to pay principal on an accelerated basis, thereby reducing the amount of guaranteed interest due in the future. The Company has at times exercised this option, which uses cash but reduces projected future losses.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

Third Quarter and Nine Months 2015 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of September 30, 2015 as it used as of June 30, 2015, except that, for its first lien RMBS loss projections it again this quarter shortened by three months the period it is projecting it will take in the base case to reach the final CDR. For the Nine Months 2015, first lien RMBS projections reflect a shortening of the period it is projecting it will take in the base case to reach the final CDR by nine months as compared with December 31, 2014.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each year the Company reviews the most recent twenty-four months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	September 30, 2015	June 30, 2015	December 31, 2014
Current Loans Modified in the Previous 12 Months
Alt-A and Prime	25%	25%	25%
Option ARM	25	25	25
Subprime	25	25	25
Current Loans Delinquent in the Previous 12 Months
Alt-A and Prime	25	25	25
Option ARM	25	25	25
Subprime	25	25	25
30 – 59 Days Delinquent
Alt-A and Prime	35	35	35
Option ARM	45	40	40
Subprime	50	35	35
60 – 89 Days Delinquent
Alt-A and Prime	45	50	50
Option ARM	55	55	55
Subprime	55	40	40
90+ Days Delinquent
Alt-A and Prime	55	60	60
Option ARM	65	65	65
Subprime	60	55	55
Bankruptcy
Alt-A and Prime	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A and Prime	65	75	75
Option ARM	75	80	80
Subprime	70	70	70
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 7.75 years after the initial 36-month CDR plateau period, which is three months shorter than assumed as of June 30, 2015 and nine months shorter than assumed at December 31, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years. Beginning for December 31, 2014, the Company differentiated the loss severity assumptions depending on the vintage of the transaction, as shown in the table below.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS (1)

	As of September 30, 2015		As of June 30, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	2.4% - 15.4%	6.1%	1.7% - 10.9%	6.6%	2.0% - 10.1%	6.7%
Intermediate CDR	0.5% - 3.1%	1.2%	0.3% - 2.2%	1.3%	0.4% - 2.0%	1.3%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.1% - 0.8%	0.3%	0.1% - 0.5%	0.3%	0.1% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60.0%		60.0%		60.0%
2006	70.0%		70.0%		70.0%
2007	65.0%		65.0%		65.0%
Initial conditional prepayment rate ("CPR")	3.5% - 32.0%	8.9%	3.8% - 27.7%	8.5%	3.2% - 21.0%	7.7%
Final CPR (2)	15.0% - 32.0%	15.7%	15.0% - 27.7%	15.3%	15%
Option ARM
Plateau CDR	4.8% - 10.6%	8.2%	5.0% - 12.1%	9.1%	4.5% - 13.1%	10.1%
Intermediate CDR	1.0% - 2.1%	1.6%	1.0% - 2.4%	1.8%	0.9% - 2.6%	2.0%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.5%	0.4%	0.2% - 0.6%	0.5%	0.2% - 0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%		60.0%		60.0%
2006	70.0%		70.0%		70.0%
2007	65.0%		65.0%		65.0%
Initial CPR	2.2% - 7.8%	4.9%	1.6% - 12.3%	5.0%	1.1% - 11.8%	4.9%
Final CPR (2)	15%		15%		15%
Subprime
Plateau CDR	5.0% - 13.7%	8.3%	4.9% - 12.8%	8.1%	4.9% - 12.6%	8.2%
Intermediate CDR	1.0% - 2.7%	1.7%	1.0% - 2.6%	1.6%	1.0% - 2.5%	1.6%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.3% - 0.7%	0.4%	0.2% - 0.6%	0.4%	0.2% - 0.6%	0.4%
Initial loss severity:
2005 and prior	75.0%		75.0%		75.0%
2006	90.0%		90.0%		90.0%
2007	90.0%		90.0%		90.0%
Initial CPR	0.0% - 9.3%	3.9%	0.0% - 8.7%	4.0%	0.0% - 10.5%	6.1%
Final CPR (2)	15%		15%		15%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

 The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for June 30, 2015 and December 31, 2014.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of September 30, 2015. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of September 30, 2015 as it used as of June 30, 2015 and December 31, 2014, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $2 million for Alt-A first liens, $2 million for Option ARM, $6 million for subprime and $1 million for prime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $6 million for Alt-A first liens, $4 million for Option ARM, $8 million for subprime and $3 million for prime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual, expected loss to be paid would increase from current projections by approximately $1 million for subprime and would decrease from current projections by approximately $0.2 million for Alt-A first liens, $2 million for Option ARM and $30 thousand for prime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $2 million for Alt-A first liens, $3 million for Option ARM, $2 million for subprime and $0.2 million for prime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of September 30, 2015		As of June 30, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	7.2% - 13.6%	8.1%	7.3% - 9.8%	8.0%	3.7% - 5.1%	3.8%
Final CDR trended down to	0.5% - 2.2%	1.3%	0.5% - 2.2%	1.3%	0.5% - 2.2%	1.3%
Period until final CDR	34 months		34 months		34 months
Initial CPR	9.8%	9.8%	9.3%	9.3%	8.9% - 17.3%	11.8%
Final CPR(2)	10.0% - 15.0%	13.3%	10.0% - 15.0%	13.3%	15.0% - 17.3%	15.1%
Loss severity	90.0% - 98.0%	90.4%	90.0% - 98.0%	90.5%	90.0% - 98.0%	90.5%

Closed-end second lien key assumptions	As of September 30, 2015		As of June 30, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.0% - 17.5%	8.4%	6.0% - 15.9%	8.6%	5.5% - 10.4%	6.7%
Final CDR trended down to	3.5% - 9.2%	7.9%	3.5% - 9.2%	8.0%	3.5% - 9.1%	7.9%
Period until final CDR	34 months		34 months		34 months
Initial CPR	8.2% - 15.1%	9.8%	6.6% - 13.4%	8.6%	2.8% - 13.9%	9.2%
Final CPR(2)	15.0% - 15.1%	15.0%	15%		15%
Loss severity	98%		98%		98%
___________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau period that follows the embedded five months of losses. Liquidation rates assumed as of September 30, 2015, were from 10% to 100%.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of June 30, 2015 and December 31, 2014.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used at June 30, 2015 and December 31, 2014. For September 30, 2015, the Company used the approach it had refined for June 30, 2015 to calculate the number of additional delinquencies as a function of the number of modified loans in the transaction and the final steady state CDR. Under this refined approach transactions that have worse than average expected experience will have higher defaults and transactions where borrowers are receiving modifications so that they will not default when their interest only period ends will have higher losses

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of September 30, 2015 that it will generally recover only 10% or less of the collateral defaulting in the future and declining additional amounts on post-default receipts on previously defaulted collateral. This is the same as at June 30, 2015 and December 31, 2014.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for both HELOC and closed-end second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is generally consistent with how the Company modeled the CPR at June 30, 2015 and December 31, 2014. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at June 30, 2015 and three scenarios at December 31, 2014. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $6 million for HELOC transactions and $0.2 million for closed-end second lien transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months) and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $4 million for HELOC transactions and $1 thousand for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. The Company has pursued such breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. In some instances, the entity providing the R&W (or an affiliate of that entity) also benefited from credit protection sold by the Company through a CDS, and the Company entered into an agreement terminating the CDS protection it provided (and so avoiding future losses on that transaction), again in return for releases of related liability by the Company and in certain instances other consideration.

Through October 31, 2015, the Company has caused entities providing R&Ws to pay, or agree to pay, or to terminate or agree to terminate insurance protection on future projected losses of, approximately $1.0 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance. The Company has included in its net expected loss estimates as of September 30, 2015 an estimated net benefit of $72 million (net of reinsurance), all of which is projected to be received pursuant to existing agreements with R&W providers. The Company is no longer actively pursuing R&W providers where it does not have such an agreement. Most of the amount projected to be received pursuant to existing agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the Company has agreements with three counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of September 30, 2015 aggregate lifetime collateral losses on those transactions was $4.3 billion ($4.0 billion for AGM and $346 million for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.2 billion ($4.7 billion for AGM and $425 million for AGC). Bank of America's reimbursement obligation is secured by $78 million of collateral held in trust for the Company's benefit and $333 million of collateral held in trust that is available for either AGC or AGM.

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of September 30, 2015, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million. Deutsche Bank's reimbursement obligation is secured by $16 million of collateral held in trust for AGC's benefit and $0.7 million of collateral held in trust that is available for either AGC or AGM.

When the agreement was first signed, Deutsche Bank was also required to reimburse AGC for future claims AGC paid on certain RMBS resecuritizations. These and other RMBS transactions with respect to which AGC had provided credit protection to Deutsche Bank through a CDS have since been terminated, while Deutsche Bank’s reimbursement obligation described above remains in place.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit generally will also decrease, subject to the agreement limits and thresholds described above.

The number of risks subject to R&W recovery is 26, with related net debt service of $0.7 billion as of September 30, 2015 compared to 13 with related net debt service of $0.7 billion as of December 31, 2014. A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. Included in these September 30 amounts is one risk with related net debt service of $369 million as of September 30, 2015 that was terminated early in the fourth quarter of 2015. The Company’s RMBS projection scenarios include the projected net benefit of those fourth quarter terminations, which have already occurred.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with claims for breaches of R&W.

Components of R&W Development

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	$(10)	$(5)	$(25)	$(8)
Inclusion or removal of deals with breaches of R&W during period	—	—	—	—
Change in recovery assumptions	—	—	—	—
Settlements and anticipated settlements	9	28	9	37
Accretion of discount on balance	1	1	1	3
Total	$0	$24	$(15)	$32

Triple-X Life Insurance Transactions

The Company had $721 million of net par exposure to Triple-X life insurance transactions as of September 30, 2015. Two of these transactions, with $149 million of net par outstanding, are rated BIG. The Triple-X life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage Triple-X transactions, which include the two BIG-rated transactions, the monies raised by the sale of the notes insured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third-party investment managers. In the case of the two BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at September 30, 2015, the Company’s projected net loss to be recovered is $16 million. The decrease in the Company's projected net loss to be recovered during both Third Quarter 2015 and Nine Months 2015 was $4 million, which was due primarily to changes in the projection of post-level term profits in one of the transactions.

TruPS

The Company has insured or reinsured $3.7 billion of net par (80% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of the $3.7 billion, $0.6 billion is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weighs) and applying the CDO structures to the resulting cash flows. At September 30, 2015, the Company has projected net losses to be paid for TruPS CDOs of $3 million. During Third Quarter, 2015 there was a decrease in the Company's projected net losses to be paid of $4 million, which was due primarily to improving collateral performance and collateral redemptions during the quarter. During Nine Months 2015 there was a decrease in the Company's projected net losses to be paid of $15 million, which was due primarily to improving collateral performance and collateral redemptions during the period.

Other structured finance

The Company's other structured finance exposures include $0.6 billion net par rated BIG, including a distressed collateralized loan obligation ("CLO") transaction, transactions backed by manufactured housing loans and quota share surety reinsurance contracts on Spanish housing cooperatives. As of April 1, 2015 the Radian Asset Acquisition added $101 million in net economic losses for other structured finance credits. The Company has projected net losses to be paid of $65 million as of September 30, 2015. The Company's projected net losses decreased during Third Quarter 2015 by $10 million and for Nine Months 2015 by $10 million, which was attributable primarily to a commercial mortgage-backed security ("CMBS"), which was terminated in October 2015.

The transaction in this area most sensitive to changes in losses in the future is the distressed CLO transaction. In its most pessimistic scenario, where the primary insurer defaults (the Company's contract is a second-to-pay policy), the expected net loss could increase by $120 million. In its most optimistic scenario, where the primary insurer pays the full claim, the Company would have no expected losses.

Recovery Litigation

RMBS Transactions

In November 2014, AGC and its affiliate AGM reached a confidential settlement with DLJ Mortgage Capital, Inc., Credit Suisse First Boston Mortgage Securities Corp. and Credit Suisse Securities (USA) LLC to resolve a lawsuit relating to six first lien U.S. RMBS transactions. AGC and AGM sought damages for alleged breaches of representations and warranties in respect of the underlying loans in these transactions, and failure to cure or repurchase defective loans identified by AGC and AGM.  On November 25, 2014, the parties filed a joint stipulation discontinuing the lawsuit with prejudice.  However, on November 20, 2014, U.S. Bank National Association, as trustee for the transactions, had filed a motion to intervene as a plaintiff in the lawsuit.  On November 26, 2014, the trustee submitted a letter stating that the joint stipulation is ineffective and that the lawsuit may be discontinued only by court order, and requesting an opportunity to review and potentially oppose the settlement.  On March 5, 2015 the Court denied the motion to intervene.

Triple-X Life Insurance Transactions

In December 2008, AGUK filed an action in the Supreme Court of the State of New York against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager for a triple-X life insurance transaction, Orkney Re II plc ("Orkney"), involving securities guaranteed by AGUK. The action alleges that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the Orkney investments. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Discovery is ongoing.

Public Finance Transactions

On November 1, 2013, Radian Asset commenced a declaratory judgment action in the U.S. District Court for the Southern District of Mississippi against Madison County, Mississippi and the Parkway East Public Improvement District to establish its rights under a contribution agreement from the County supporting certain special assessment bonds issued by the District and insured by Radian Asset (now AGC). As of September 30, 2015, $21 million of such bonds were outstanding. The County maintains that its payment obligation is limited to two years of annual debt service, while AGC contends no such limitation applies. On April 20, 2015, the Court issued an order addressing AGC's and the County's cross-motions for partial summary judgment, and denied the County's motion for summary judgment that its payment obligation lasts only two years. On May 1, 2015, AGC paid its first claim on the insured bonds. Discovery is ongoing.

7.	Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.34% as of September 30, 2015 and 0.0% to 2.95% as of December 31, 2014. Financial guaranty insurance expected LAE reserve was $4 million as of September 30, 2015 and $3 million as of December 31, 2014.

Loss and LAE Reserve and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of September 30, 2015			As of December 31, 2014
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public Finance:
U.S. public finance	$159	$9	$150	$35	$7	$28
Non-U.S. public finance	2	—	2	2	—	2
Public Finance	161	9	152	37	7	30
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	1	—	1	1	0	1
Alt-A first lien	23	—	23	53	—	53
Option ARM	7	0	7	14	—	14
Subprime	3	6	(3)	2	—	2
First lien	34	6	28	70	0	70
Second lien:
Closed-end second lien	2	1	1	1	—	1
HELOCs	5	2	3	0	2	(2)
Second lien	7	3	4	1	2	(1)
Total U.S. RMBS	41	9	32	71	2	69
Triple-X life insurance transactions	(27)	—	(27)	(24)	—	(24)
TruPS	—	—	—	0	—	0
Other structured finance	26	0	26	6	2	4
Structured Finance	40	9	31	53	4	49
Subtotal	201	18	183	90	11	79
Other recoverables	—	5	(5)	—	13	(13)
Subtotal	201	23	178	90	24	66
Effect of consolidating FG VIEs	(2)	0	(2)	(1)	—	(1)
Total(1)	199	23	176	89	24	65
 ___________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)

	As of September 30, 2015	As of December 31, 2014
	(in millions)
Loss and LAE reserve	$475	$294
Reinsurance recoverable on unpaid losses	(276)	(205)
Loss and LAE reserve, net	199	89
Salvage and subrogation recoverable	(21)	(14)
Salvage and subrogation payable(1)	3	3
Other recoverables	(5)	(13)
Salvage and subrogation recoverable, net and other recoverable	(23)	(24)
Net reserves (salvage)	$176	$65
___________________

(1)	Recorded as a component of reinsurance balances payable.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of September 30, 2015			As of December 31, 2014
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet(1)
	(in millions)
Salvage and subrogation recoverable, net	$4	$—	$4	$12	$—	$12
Loss and LAE reserve, net	14	(7)	7	23	(8)	15
____________________

(1)	The remaining benefit for R&W is either recorded at fair value in FG VIE assets, or not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (2) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2015
(in millions)
Net expected loss to be paid	$330
Less: net expected loss to be paid for FG VIEs and other	23
Total	307
Contra-paid, net	3
Salvage and subrogation recoverable, net of reinsurance	18
Loss and LAE reserve, net of reinsurance	(182)
Other recoveries	4
Net expected loss to be expensed (present value)(1)	$150
___________________

(1)	Excludes $5 million as of September 30, 2015, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2015
(in millions)
2015 (October 1 – December 31)	$1
Subtotal 2015	1
2016	4
2017	5
2018	6
2019	8
2020-2024	41
2025-2029	44
2030-2034	30
After 2034	11
Net expected loss to be expensed	150
Discount	76
Total expected future loss and LAE	$226

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Public Finance:
U.S. public finance	$47	$(3)	$122	$15
Non-U.S. public finance	0	0	0	0
Public finance	47	(3)	122	15
Structured Finance:
U.S. RMBS:
First lien:
Prime first lien	0	0	0	0
Alt-A first lien	(4)	1	(6)	4
Option ARM	(1)	(2)	(2)	(10)
Subprime	0	0	1	0
First lien	(5)	(1)	(7)	(6)
Second lien:
Closed-end second lien	0	0	0	(1)
HELOCs	3	(1)	4	(1)
Second lien	3	(1)	4	(2)
Total U.S. RMBS	(2)	(2)	(3)	(8)
Triple-X life insurance transactions	3	3	2	(1)
TruPS	—	0	—	(1)
Other structured finance	0	(5)	(1)	(6)
Structured finance	1	(4)	(2)	(16)
Loss and LAE on insurance contracts before FG VIE consolidation	48	(7)	120	(1)
Effect of consolidating FG VIEs	0	0	0	0
Loss and LAE	$48	$(7)	$120	$(1)

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of September 30, 2015

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	203	(37)	63	(12)	97	(24)	363	—	363
Remaining weighted-average contract period (in years)	10.7	10.4	15.1	16.4	10.8	13.8	11.3	—	11.3
Outstanding exposure:
Principal	$3,932	$(643)	$1,511	$(404)	$1,036	$(530)	$4,902	$—	$4,902
Interest	2,121	(335)	1,211	(346)	156	(43)	2,764	—	2,764
Total(2)	$6,053	$(978)	$2,722	$(750)	$1,192	$(573)	$7,666	$—	$7,666
Expected cash outflows (inflows)	$367	$(41)	$391	$(112)	$483	$(374)	$714	$(49)	$665
Potential recoveries
Undiscounted R&W	(7)	0	(3)	1	(10)	2	(17)	8	(9)
Other (3)	(261)	28	(12)	1	(68)	10	(302)	29	(273)
Total potential recoveries	(268)	28	(15)	2	(78)	12	(319)	37	(282)
Subtotal	99	(13)	376	(110)	405	(362)	395	(12)	383
Discount	(10)	1	(106)	33	(154)	154	(82)	6	(76)
Present value of expected cash flows	$89	$(12)	$270	$(77)	$251	$(208)	$313	$(6)	$307
Deferred premium revenue	$355	$(7)	$81	$(6)	$49	$(15)	$457	$(7)	$450
Reserves (salvage)	$2	$(4)	$222	$(71)	$211	$(198)	$162	$(2)	$160

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2014

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating FG VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	95	(54)	41	(9)	56	(20)	192	—	192
Remaining weighted-average contract period (in years)	11.8	12.0	13.1	13.9	12.8	15.0	11.6	—	11.6
Outstanding exposure:
Principal	$3,514	$(1,060)	$635	$(165)	$873	$(510)	$3,287	$—	$3,287
Interest	2,042	(627)	492	(131)	133	(44)	1,865	—	1,865
Total(2)	$5,556	$(1,687)	$1,127	$(296)	$1,006	$(554)	$5,152	$—	$5,152
Expected cash outflows (inflows)	$205	$(40)	$81	$(23)	$478	$(249)	$452	$(47)	$405
Potential recoveries
Undiscounted R&W	(26)	1	(2)	1	(11)	2	(35)	9	(26)
Other (3)	(154)	26	(8)	1	(101)	12	(224)	27	(197)
Total potential recoveries	(180)	27	(10)	2	(112)	14	(259)	36	(223)
Subtotal	25	(13)	71	(21)	366	(235)	193	(11)	182
Discount	(5)	2	(21)	6	(113)	39	(92)	4	(88)
Present value of expected cash flows	$20	$(11)	$50	$(15)	$253	$(196)	$101	$(7)	$94
Unearned premium reserve	$48	$(14)	$8	$(2)	$21	$(12)	$49	$(5)	$44
Reserves (salvage)	$(5)	$(3)	$43	$(14)	$230	$(185)	$66	$(1)	$65
___________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread, and draws on HELOCs.

Ratings Impact on Financial Guaranty Business

A downgrade of AGC or AGUK may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable to pay.

For example, with respect to variable rate demand obligations (“VRDOs”) for which a bank has agreed to provide a liquidity facility, a downgrade of AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% to 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGC under its financial guaranty policy. As of September 30, 2015, AGC had insured approximately $0.9 billion net par of VRDOs, of which approximately $0.1 billion of net par constituted VRDOs issued by municipal obligors rated

BBB– or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

8.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2015, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value. Short term securities that were obtained as part of loss mitigation efforts and whose prices were determined based on models, where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. As of September 30, 2015, the Company used models to price six fixed-maturity securities and short-term investments (which were purchased or obtained for loss mitigation or other risk management purposes), which was 5.8% or $155 million of the Company’s fixed-maturity securities and short-term investments at fair value. Certain Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

Other invested assets include certain fixed-maturity securities and equity securities carried as Level 2 and Level 3, respectively.

Other Assets

Committed Capital Securities

The fair value of committed capital securities ("CCS"), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGC’s CCS (the “AGC CCS”) agreement, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 17, Note Payable to Affiliate and Credit Facilities). The AGC CCS are carried at fair value with changes in fair value recorded in the consolidated statement of operations. The estimated current cost of the Company’s CCS is based on several factors, including broker-dealer quotes for the outstanding securities, AGC CDS spreads, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Supplemental Executive Retirement Plans

The Company classifies the fair value measurement of the assets of AGC’s various supplemental executive retirement plans as either Level 1 or Level 2. The fair value of these assets is valued based on the observable published daily values of the underlying mutual fund included in the aforementioned plans (Level 1) or based upon the net asset value of the funds if a published daily value is not available (Level 2). The net asset values are based on observable information.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums or for an amount negotiated as part of an R&W settlement.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at September 30, 2015 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

◦	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

◦	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•The weighted average life which is based on Debt Service schedules.

The rates used to discount future expected premium cash flows ranged from 0.20% to 2.47% at September 30, 2015 and 0.26% to 2.70% at December 31, 2014.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of September 30, 2015	As of December 31, 2014
Based on actual collateral specific spreads	20%	17%
Based on market indices	66%	71%
Provided by the CDS counterparty	14%	12%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGC. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGC decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 17%, 18% and 21%, based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of September 30, 2015, June 30, 2015 and December 31, 2014, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when AGC's credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC. This reduces the amount of contractual cash flows AGC can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGC’s name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At September 30, 2015 and December 31, 2014, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGC's name.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities. See Note 10, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts.

Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is generally sensitive to the various model inputs described above. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

For financial guaranty insurance contracts that are acquired in a business combination, the Company measures each contract at fair value on the date of acquisition, and then follows insurance accounting guidance on a recurring basis thereafter.  On a quarterly basis, the Company also discloses the fair value of its outstanding financial guaranty insurance contracts.  In both cases, fair value is  based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Note Payable to Affiliate

The fair value of the Company’s note payable to AGM is determined by calculating the present value of the expected cash flows. The Company determines discounted future cash flows using the effect of changes in U.S. Treasury yield at the end of each reporting period as well as the change in its own credit spread. The significant inputs were not readily observable. The Company accordingly classified this fair value measurements as Level 3.

Other Invested Assets

The fair value of the other invested assets was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, including a projection of the LIBOR rate and prepayment and default assumptions. The fair value measurement was classified as Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including the discount rates, prepayment and default assumptions, loss severity and recovery on delinquent loans.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,587	$—	$1,587	$—
U.S. government and agencies	243	—	243	—
Corporate securities	186	—	186	—
Mortgage-backed securities:
RMBS	252	—	227	25
Commercial mortgage-backed securities ("CMBS")	30	—	30	—
Asset-backed securities	136	—	6	130
Foreign government securities	106	—	106	—
Total fixed-maturity securities	2,540	—	2,385	155
Short-term investments	148	143	5	0
Other invested assets	3	—	1	2
Credit derivative assets	164	—	—	164
FG VIEs’ assets, at fair value (1)	666	—	—	666
Other assets	58	14	21	23
Total assets carried at fair value	$3,579	$157	$2,412	$1,010
Liabilities:
Credit derivative liabilities	$740	$—	$—	$740
FG VIEs’ liabilities with recourse, at fair value	538	—	—	538
FG VIEs’ liabilities without recourse, at fair value	42	—	—	42
Total liabilities carried at fair value	$1,320	$—	$—	$1,320

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$1,364	$—	$1,334	$30
U.S. government and agencies	324	—	324	—
Corporate securities	60	—	60	—
Mortgage-backed securities:
RMBS	49	—	23	26
CMBS	22	—	22	—
Asset-backed securities	133	—	0	133
Foreign government securities	103	—	103	—
Total fixed-maturity securities	2,055	—	1,866	189
Short-term investments	98	55	43	—
Other invested assets	1	—	1	—
Credit derivative assets	184	—	—	184
FG VIEs’ assets, at fair value (1)	575	—	—	575
Other assets	51	16	17	18
Total assets carried at fair value	$2,964	$71	$1,927	$966
Liabilities:
Credit derivative liabilities	$677	$—	$—	$677
FG VIEs’ liabilities with recourse, at fair value	448	—	—	448
FG VIEs’ liabilities without recourse, at fair value	28	—	—	28
Total liabilities carried at fair value	$1,153	$—	$—	$1,153
 ____________________

(1)	Excludes restricted cash.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2015 and 2014, and Nine Months 2015 and 2014.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2015

	Fixed-Maturity Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2015	$166		$2		$686		$30		$(571)		$(550)		$(42)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	1	(2)	—	(2)	(7)	(3)	(7)	(4)	(4)	(6)	4	(3)	(1)	(3)
Other comprehensive income (loss)	(9)		0		—		—		—		—		—
Purchases	—		—		—		—		—		—		—
Settlements	(3)		—		(13)		—		(1)		8		1
FG VIE consolidations	—		—		—		—		—		—		—
Fair value as of September 30, 2015	$155		$2		$666		$23		$(576)		$(538)		$(42)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2015	$(9)		$0		$(4)		$(7)		$(4)		$4		$(1)

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2014

	Fixed-Maturity Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of June 30, 2014	$274		$438		$16		$(1,223)		$(442)		$(20)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	4	(2)	16	(3)	2	(4)	181	(6)	(15)	(3)	(1)	(3)
Other comprehensive income(loss)	8		—		—		—		—		—
Purchases	—		—		—		—		—		—
Settlements	(6)		(5)		—		25		5		—
FG VIE deconsolidations	—		—		—		—		—		—
Fair value as of September 30, 2014	$280		$449		$18		$(1,017)		$(452)		$(21)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2014	$8		$18		$2		$69		$(15)		$0

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2015

	Fixed-Maturity Securities		Other Invested Assets	FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2014	$189		$—	$575		$18		$(493)		$(448)		$(28)
Radian Asset Acquisition	4		2	122		—		(241)		(114)		(4)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	5	(2)	—	(2)	(3)	5	(4)	162	(6)	5	(3)	(11)	(3)
Other comprehensive income (loss)	(7)		0	—		—		—		—		—
Purchases	1		—	—		—		—		—		—
Settlements	(36)	(7)	—	(29)		—		(4)		19		1
FG VIE consolidations	(1)		—	—		—		—		—		—
Fair value as of September 30, 2015	$155		$2	$666		$23		$(576)		$(538)		$(42)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2015	$(4)		$0	$2		$5		$156		$9		$(11)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2014

	Fixed-Maturity Securities		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2013	$206		$874		$25		$(1,099)		$(514)		$(395)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	10	(2)	24	(3)	(7)	(4)	73	(6)	(27)	(3)	(5)	(3)
Other comprehensive income(loss)	14		—		—		—		—		—
Purchases	53		—		—		—		—		—
Settlements	(15)		(18)		—		9		15		4
FG VIE deconsolidations	12		(431)		—		—		74		375
Fair value as of September 30, 2014	$280		$449		$18		$(1,017)		$(452)		$(21)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2014	$15		$26		$(7)		$(54)		$(28)		$(1)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on CCS.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)	Includes a non-cash transaction.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2015

Financial Instrument Description (1)	Fair Value at September 30, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
RMBS	$25	CPR	3.5%	-	8.2%	6.1%
		CDR	2.6%	-	7.0%	4.6%
		Loss severity	60.0%	-	72.5%	68.5%
		Yield	5.1%	-	6.3%	6.0%

Asset-backed securities:
Triple-X life insurance transactions	130	Yield	7.0%

FG VIEs’ assets, at fair value	666	CPR	0.3%	-	12.0%	4.2%
		CDR	1.0%	-	10.9%	4.7%
		Loss severity	45.0%	-	100.0%	88.9%
		Yield	1.5%	-	10.3%	5.9%

Other assets	23	Quotes from third party pricing	$53
		Term (years)	5years

Liabilities:
Credit derivative liabilities, net	(576)	Year 1 loss estimates	0.0%	-	100.0%	6.7%
		Hedge cost (in bps)	28.0	-	248.3	86.4
		Bank profit (in bps)	3.8	-	1,170.4	221.1
		Internal floor (in bps)	7.0	-	70.0	26.4
		Internal credit rating	AAA	-	CCC	AA

FG VIEs’ liabilities, at fair value	(580)	CPR	0.3%	-	12.0%	4.2%
		CDR	1.0%	-	10.9%	4.7%
		Loss severity	45.0%	-	100.0%	88.9%
		Yield	1.5%	-	10.3%	5.4%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

(2)	Excludes an investment with fair value of $2 million recorded in other invested assets on the consolidated balance sheets.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2014

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$30	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	74.3%
		Yield	8.0%
		Collateral recovery period	9 months	-	34 years	30 years

RMBS	26	CPR	3.6%	-	6.8%	5.5%
		CDR	3.0%	-	5.6%	4.3%
		Loss severity	70.0%	-	74.2%	70.7%
		Yield	5.7%	-	8.3%	7.0%

Asset-backed securities:
Triple-X life insurance transactions	133	Yield	7.3%

FG VIEs’ assets, at fair value	575	CPR	0.3%	-	11.0%	3.5%
		CDR	3.9%	-	11.6%	7.6%
		Loss severity	64.6%	-	100.0%	85.2%
		Yield	3.2%	-	12.0%	7.7%

Other assets	18	Quotes from third party pricing	$56	-	$61	$58.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(493)	Year 1 loss estimates	0.0%	-	93.0%	4.6%
		Hedge cost (in bps)	20.0	-	242.3	83.5
		Bank profit (in bps)	3.9	-	994.4	202.7
		Internal floor (in bps)	7.0	-	70.0	24.8
		Internal credit rating	AAA	-	CCC	AA-

FG VIEs’ liabilities, at fair value	(476)	CPR	0.3%	-	11.0%	3.5%
		CDR	3.9%	-	11.6%	7.6%
		Loss severity	64.6%	-	100.0%	85.2%
		Yield	3.2%	-	11.4%	6.3%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2015		As of December 31, 2014
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$2,540	$2,540	$2,055	$2,055
Short-term investments	148	148	98	98
Other invested assets	86	86	1	1
Credit derivative assets	164	164	184	184
FG VIEs’ assets, at fair value	666	666	575	575
Other assets	84	84	72	72
Liabilities:
Financial guaranty insurance contracts(1)	989	2,486	329	1,771
Note payable to affiliate	300	224	300	221
Credit derivative liabilities	740	740	677	677
FG VIEs’ liabilities with recourse, at fair value	538	538	448	448
FG VIEs’ liabilities without recourse, at fair value	42	42	28	28
Other liabilities	43	43	—	—
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

9.	Financial Guaranty Contracts Accounted for as Credit Derivatives

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 6.8 years at September 30, 2015 and 6.5 years at December 31, 2014. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of September 30, 2015				As of December 31, 2014
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligation/collateralized bond obligations	$2,274	33.1%	38.5%	AA+	$3,393	36.5%	42.8%	AAA
Synthetic investment grade pooled corporate	2,189	21.5	19.1	AAA	225	30.0	29.1	AAA
TruPS CDOs	2,945	46.1	42.4	A-	2,354	45.8	36.4	BBB-
Market value CDOs of corporate obligations	—	—	—		103	37.1	26.2	AAA
Total pooled corporate obligations	7,408	34.8	34.3	AA	6,075	39.9	39.5	AA-
U.S. RMBS:
Option ARM and Alt-A first lien	868	15.7	10.5	AA+	1,008	16.3	10.7	BB+
Subprime first lien	959	27.2	41.8	AA-	1,079	31.1	50.5	A-
Prime first lien	153	10.9	0.0	BB	186	10.9	0.0	B
Total U.S. RMBS	1,980	22.6	29.6	AA	2,273	24.8	33.9	BBB
CMBS	1,009	27.0	33.5	AAA	1,546	35.3	43.6	AAA
Other	3,371	—	—	A+	2,488	—	—	AA-
Total (2)	$13,768			AA	$12,382			AA-
________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

(2)	The September 30, 2015 total amount includes $4.7 billion net par outstanding of credit derivatives acquired from Radian Asset.

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $0.9 billion of exposure to one pooled infrastructure transaction comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $2.5 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2015		As of December 31, 2014
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$6,410	46.6%	$5,790	46.7%
AA	3,747	27.2	2,533	20.4
A	819	5.9	676	5.5
BBB	1,220	8.9	1,221	9.9
BIG (1)	1,572	11.4	2,162	17.5
Credit derivative net par outstanding	$13,768	100.0%	$12,382	100.0%
____________________

(1)	The September 30, 2015 BIG amount includes $489 million net par outstanding of credit derivatives acquired from Radian Asset.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Realized gains on credit derivatives (1)	$6	$7	$20	$25
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(6)	(23)	(14)	(28)
Realized gains (losses) and other settlements on credit derivatives	0	(16)	6	(3)
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	(19)	1	19	(8)
U.S. RMBS	10	191	118	84
CMBS	(2)	0	1	1
Other	7	5	18	(1)
Net change in unrealized gains (losses) on credit derivatives	(4)	197	156	76
Net change in fair value of credit derivatives (2)	$(4)	$181	$162	$73
____________________

(1)	Includes realized gain due to terminations of CDS contracts.

(2)
On October 9, 2015, the Company reached a settlement agreement with a CDS counterparty to terminate five Alt-A first lien CDS transactions. This termination agreement will generate a net fair value gain of approximately $202 million in the Company’s fourth quarter 2015 financial statements. In addition, on October 13, 2015, the Company terminated a CMBS transaction with a CDS counterparty and this termination agreement will generate a net fair value gain of approximately $34 million in the Company's fourth quarter 2015 financial statements.

Net Par and Realized Gain
from Terminations of CDS Contracts

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Net par of terminated CDS contracts	$35	$1,525	$482	$2,364
Realized gain due to termination of CDS contracts	0	(0.2)	1.4	(0.1)

During Third Quarter 2015, unrealized fair value losses were generated primarily in the pooled corporate sector, due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name, particularly for the one year and five year CDS spread, as the market cost of AGC’s credit protection decreased during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased the implied spreads that the Company would expect to receive on these transactions increased.

During Nine Months 2015, unrealized fair value gains were generated primarily in the U.S. RMBS Alt-A and prime first lien and Option ARM and subprime sectors, and the trust preferred sector, due to tighter implied net spreads. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC's name, particularly for the one year and five year CDS spread, as the market cost of AGC's credit protection increased during the period. These transactions were pricing at or above their floor levels; therefore, when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased. In addition, during Nine Months 2015 there was a refinement in methodology to address an instance in a U.S. RMBS transaction where the Company now expects recoveries. This refinement resulted in approximately $41 million in fair value gains in Nine Months 2015.

During Third Quarter 2014, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien and Option ARM and subprime sectors. This is due primarily to a significant unrealized fair value gain in the Option ARM sector as a result of the termination of a resecuritization transaction during the period. In addition, there were unrealized fair value gains due to tighter implied net spreads. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC’s name, as the market cost of AGC's credit protection increased during the period, with the change in the one year CDS spread having the largest impact. These transactions were pricing at or above their floor levels; therefore when the cost of purchasing CDS protection on AGC increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During Nine Months 2014, unrealized fair value gains were generated primarily in the U.S. RMBS Option ARM sector due to the termination of a resecuritization transaction. The unrealized fair value gains were partially offset by unrealized fair value losses resulting from wider implied net spreads in the prime first lien and Option ARM sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC’s name as the market cost of AGC’s credit protection decreased significantly during the period. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.

Five-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of September 30, 2015	As of June 30, 2015	As of December 31, 2014	As of September 30, 2014	As of June 30, 2014	As of December 31, 2013
AGC	331	390	323	345	327	460

One-Year CDS Spread
on AGC
Quoted price of CDS contract (in basis points)

	As of September 30, 2015	As of June 30, 2015	As of December 31, 2014	As of September 30, 2014	As of June 30, 2014	As of December 31, 2013
AGC	112	120	80	125	85	185

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGC
Credit Spreads

	As of September 30, 2015	As of December 31, 2014
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(1,464)	$(1,240)
Plus: Effect of AGC credit spread	888	747
Net fair value of credit derivatives (1)	$(576)	$(493)
____________________

(1)	September 30, 2015 amount includes $174 million of net fair value loss of credit derivatives acquired from Radian Asset.

The fair value of CDS contracts at September 30, 2015, before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as TruPS and pooled corporate securities. Comparing September 30, 2015 with December 31, 2014, there was a widening of spreads primarily related to the Company's pooled corporate obligations. In addition the Company acquired Radian Asset Assurance’s CDS portfolio. This widening of spreads combined with the acquisition of Radian Asset, resulted in a liability of approximately $224 million, before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spreads over the past several years has been due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TruPS CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 6) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered (1)
Asset Type	As of September 30, 2015	As of December 31, 2014	As of September 30, 2015	As of December 31, 2014
	(in millions)
Pooled corporate obligations	$(207)	$(48)	$(66)	$(17)
U.S. RMBS	(258)	(376)	3	(63)
CMBS	(40)	0	(7)	—
Other	(71)	(69)	27	35
Total	$(576)	$(493)	$(43)	$(45)
____________________

(1)	Includes R&W benefit of $54 million as of September 30, 2015 and $59 million as of December 31, 2014.

Ratings Sensitivities of Credit Derivative Contracts

Within the Company's insured CDS portfolio, the transaction documentation for approximately $4.9 billion in CDS gross par insured as of September 30, 2015 requires AGC to post eligible collateral to secure its obligations to make payments under such contracts. Eligible collateral is generally cash or U.S. government or agency securities; eligible collateral other than cash is valued at a discount to the face amount.

•
For approximately $4.7 billion of such contracts, AGC has negotiated caps such that the posting requirement cannot exceed a certain fixed amount, regardless of the mark-to-market valuation of the exposure or the financial strength ratings of AGC. For such contracts, AGC need not post on a cash basis more than $575 million, although the value of the collateral posted may exceed such fixed amount depending on the advance rate agreed with the counterparty for the particular type of collateral posted.

•
For the remaining approximately $235 million of such contracts, AGC could be required from time to time to post additional collateral without such cap based on movements in the mark-to-market valuation of the underlying exposure.

As of September 30, 2015, AGC posted approximately $333 million to secure obligations under its CDS exposure, of which approximately $20 million related to such $235 million of notional. As of December 31, 2014, AGC posted approximately $376 million, of which approximately $24 million related to $239 million of notional where AGC could be required to post additional collateral based on movements in the mark-to-market valuation of the underlying exposure.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of September 30, 2015

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(1,171)	$(595)
50% widening in spreads	(874)	(298)
25% widening in spreads	(726)	(150)
10% widening in spreads	(636)	(60)
Base Scenario	(576)	—
10% narrowing in spreads	(520)	56
25% narrowing in spreads	(437)	139
50% narrowing in spreads	(300)	276
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

10.	Consolidated Variable Interest Entities

Consolidated FG VIEs

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGC does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGC is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGC’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGC under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 6, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

Number of FG VIEs Consolidated

	Nine Months
	2015	2014

Beginning of the period, December 31	7	8
Radian Asset Acquisition	4	—
Deconsolidated (1)	—	(2)
End of period, September 30	11	6
____________________

(1)	Net gain on deconsolidation was $18 million in Nine Months 2014 and was recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $20 million at September 30, 2015 and $5 million at December 31, 2014. The aggregate unpaid principal of the FG VIEs’ assets was approximately $276 million greater than the aggregate fair value at September 30, 2015, excluding the effect of R&W settlements and restricted cash. The aggregate unpaid principal of the FG VIEs’ assets was approximately $271 million greater than the aggregate fair value at December 31, 2014, excluding the effect of R&W settlements and restricted cash.

The change in the instrument-specific credit risk of the FG VIEs’ assets held as of September 30, 2015 that was recorded in the consolidated statements of operations for Third Quarter 2015 and Nine Months 2015 were gains of $49 million and $21 million, respectively. The change in the instrument-specific credit risk of the FG VIEs’ assets held as of September 30, 2014, that was recorded in the consolidated statements of operations for Third Quarter 2014 and Nine Months 2014 were gains of $11 million and $15 million, respectively. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between those changes that are due to the instrument specific credit risk and those are due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, excluding the Company’s financial guaranty insurance, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse was $876 million and $781 million as of September 30, 2015 and December 31, 2014, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2027 to 2046. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $361 million greater than the aggregate fair value of the FG VIEs’ liabilities as of September 30, 2015. The aggregate unpaid principal balance was approximately $367 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2014.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2015 (1)		As of December 31, 2014
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$141	$31	$135	$11
U.S. RMBS second lien	38	59	44	68
Other	448	448	369	369
Total with recourse	627	538	548	448
Without recourse	45	42	31	28
Total	$672	$580	$579	$476
____________________

(1)	The September 30, 2015 amounts include $115 million of FG VIE assets and $111 million of FG VIE liabilities acquired from Radian Asset.

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the AGC FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGC insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholder’s Equity

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Net earned premiums	$0	$0	$(1)	$(1)
Net investment income	(1)	0	(3)	0
Net realized investment gains (losses)	3	—	7	—
Fair value gains (losses) on FG VIEs	(1)	1	1	12
Bargain purchase gain	—	—	2	—
Loss and LAE	0	0	0	0
Effect on income before tax	1	1	6	11
Less: tax provision (benefit)	0	0	1	4
Effect on net income (loss)	$1	$1	$5	$7

Effect on cash flows from operating activities	$2	$0	$3	$2

	As of September 30, 2015	As of December 31, 2014
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(11)	$(19)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs’ assets and liabilities. During Third Quarter 2015, the Company recorded a pre-tax net fair value loss on consolidated FG VIEs of $1 million. The fair values of the consolidated FG VIEs assets and liabilities remained consistent with the prior quarter. During Nine Months 2015, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $1 million. The primary driver of this gain was price appreciation on the Company's FG VIE assets resulting from improvements in the underlying collateral.

During Third Quarter 2014, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $1 million. This gain was primarily driven by price appreciation on the Company's FG VIE assets relating to closed-end second lien transactions and principal payments. During Nine Months 2014, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $12 million. The primary driver of this gain, $18 million, was a result of the deconsolidation of two VIEs in the first quarter 2014. This gain was partially offset by unrealized losses resulting from pricing changes on the Company's FG VIE liabilities during the period.

Other Consolidated VIEs

In certain instances where the Company consolidates a VIE that was established as part of a loss mitigation negotiation settlement agreement that results in the termination of the original insured financial guaranty insurance or credit derivative contract the Company classifies the assets and liabilities of those VIEs in the line items that most accurately reflect the nature of the items, as opposed to within the FG VIE assets and FG VIE liabilities.

Non-Consolidated VIEs

As of September 30, 2015 and December 31, 2014 the Company had financial guaranty contracts outstanding for approximately 460 and 490 VIEs, respectively, that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 4, Outstanding Exposure.

11.	Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income was $26 million and $21 million as of September 30, 2015 and December 31, 2014, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Income from fixed-maturity securities managed by third parties	$18	$15	$50	$44
Income from internally managed securities	2	4	10	12
Gross investment income	20	19	60	56
Investment expenses	0	0	(1)	(1)
Net investment income	$20	$19	$59	$55

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Gross realized gains on available-for-sale securities	$1	$1	$22	$2
Gross realized gains on other assets in investment portfolio	0	0	1	0
Gross realized losses on available-for-sale securities	(2)	0	(7)	0
Gross realized losses on other assets in investment portfolio	0	—	0	—
Other-than-temporary impairment	(2)	(1)	(6)	(2)
Net realized investment gains (losses)	$(3)	$0	$10	$0
The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Balance, beginning of period	$8	$33	$19	$33
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	—	0	1	1
Reductions for other settlement during the period	—	—	(12)	(1)
Balance, end of period	$8	$33	$8	$33

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of September 30, 2015

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI(2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	59%	$1,540	$59	$(12)	$1,587	$2	AA
U.S. government and agencies	9	235	8	0	243	0	AA+
Corporate securities	7	186	3	(3)	186	0	A
Mortgage-backed securities(4):
RMBS	10	250	3	(1)	252	0	AA
CMBS	1	29	1	0	30	—	AAA
Asset-backed securities	5	131	5	0	136	4	CCC-
Foreign government securities	4	101	5	0	106	—	AA+
Total fixed-maturity securities	95	2,472	84	(16)	2,540	6	AA-
Short-term investments	5	148	0	0	148	—	AAA
Total investment portfolio	100%	$2,620	$84	$(16)	$2,688	$6	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2014

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	63%	$1,284	$80	$0	$1,364	$5	AA
U.S. government and agencies	15	316	9	(1)	324	—	AA+
Corporate securities	3	56	4	—	60	—	AA-
Mortgage-backed securities(4):
RMBS	2	44	5	0	49	2	BBB
CMBS	1	22	0	—	22	—	AAA
Asset-backed securities	6	126	8	(1)	133	3	BIG
Foreign government securities	5	97	6	0	103	—	AA+
Total fixed-maturity securities	95	1,945	112	(2)	2,055	10	AA-
Short-term investments	5	98	0	—	98	—	AAA
Total investment portfolio	100%	$2,043	$112	$(2)	$2,153	$10	AA-
___________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 18, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 81% of mortgage backed securities as of September 30, 2015 and 38% as of December 31, 2014 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The majority of the investment portfolio is managed by five outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$241	$(12)	$0	$0	$241	$(12)
U.S. government and agencies	11	0	—	—	11	0
Corporate securities	95	(3)	—	—	95	(3)
RMBS	93	(1)	—	—	93	(1)
CMBS	10	0	—	—	10	0
Asset-backed securities	2	0	—	—	2	0
Foreign government securities	4	0	—	—	4	0
Total	$456	$(16)	$0	$0	$456	$(16)
Number of securities		147		1		148
Number of securities with other-than-temporary impairment		2		—		2

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2014

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$3	$0	$5	$0	$8	$0
U.S. government and agencies	29	0	56	(1)	85	(1)
Corporate securities	—	—	—	—	—	—
RMBS	2	0	—	—	2	0
Asset-backed securities	8	(1)	3	0	11	(1)
Foreign government securities	—	—	0	0	0	0
Total	$42	$(1)	$64	$(1)	$106	$(2)
Number of securities (1)		22		9		29
Number of securities with other-than-temporary impairment		—		1		1
___________________

(1)
The number of securities does not add across because lots of the same securities have been purchased at different times and appear in both categories above (i.e. Less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company has determined that the unrealized losses recorded as of September 30, 2015 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of September 30, 2015 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2015

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$88	$89
Due after one year through five years	270	276
Due after five years through 10 years	484	506
Due after 10 years	1,351	1,387
Mortgage-backed securities:
RMBS	250	252
CMBS	29	30
Total	$2,472	$2,540

The investment portfolio contains securities and cash that are either held in trust for the benefit of third party reinsurers in accordance with statutory requirements, invested in a guaranteed investment contract for future claims payments, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $93 million and $10 million as of September 30, 2015 and December 31, 2014, respectively, based on fair value. The investment portfolio also contains securities that are held in trust for the benefit of AGM in accordance with statutory and regulatory requirements in the amount of $138 million as of September 30, 2015, based on fair value.

The fair value of the Company’s pledged securities to secure its obligations under its CDS exposure totaled $333 million and $376 million as of September 30, 2015 and December 31, 2014, respectively.

No material investments of the Company were non-income producing for Nine Months 2015 and Nine Months 2014, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, excluding equity method investments, as defined below, represents approximately 9% and 8% of the investment portfolio, on a fair value basis as of September 30, 2015 and December 31, 2014, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

Internally Managed Portfolio
Carrying Value

	As of September 30, 2015	As of December 31, 2014
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$199	$199
Other invested assets	83	—
Other	14	1
Total	$296	$200

Internally managed portfolio also includes equity method investments which consist of investment in MAC Holdings of $369 million as of September 30, 2015 and $339 million as of December 31, 2014 and investment in AG PFC Holding LLC ("AGPFC") of $12 million as of September 30, 2015 and $15 million as of December 31, 2014.

12.     Investment in MAC Holdings

Summarized Financial Information of MAC Holdings

The table below presents summarized financial information for MAC Holdings as of and for the periods ended September 30, 2015 and December 31, 2014. AGC owns approximately 39% of the outstanding MAC Holdings common stock.

Summarized Financial Information of MAC Holdings

	As of and for the Nine Months Ended September 30, 2015	As of and for the Year Ended December 31, 2014
	(in millions)
Total assets	$1,580	$1,583
Total liabilities	642	721
Total revenues	120	131
Net income	77	81

13.	Insurance Company Regulatory Requirements

Contingency Reserves

On July 15, 2013, AGC was notified that the Maryland Insurance Administration (“MIA”) does not object to AGC reassuming all of the outstanding contingency reserves that it had ceded to Assured Guaranty Re Ltd. ("AG Re"). The MIA had permitted AGC to reassume the contingency reserves in increments over three years. In Third Quarter 2015, AGC reassumed the final installment; as of September 30, 2015, AGC had collectively reassumed an aggregate of approximately $267 million.

With respect to the regular, quarterly contributions to contingency reserves required by the applicable Maryland laws and regulations, such laws and regulations permit the discontinuation of such quarterly contributions to a company’s contingency reserves when such company’s aggregate contingency reserves for a particular line of business (i.e., municipal or non-municipal) exceed the sum of the company’s outstanding principal for each specified category of obligations within the particular line of business multiplied by the specified contingency reserve factor for each such category.  In accordance with such laws and regulations, and with the approval of the MIA, AGC ceased making quarterly contributions to its contingency reserves for both municipal and non-municipal business, in each case beginning in the fourth quarter of 2014. Such cessations are expected to continue for as long as AGC satisfies the foregoing condition for its applicable lines of business.

Dividend Restrictions and Capital Requirements

AGC is a Maryland domiciled insurance company. Under Maryland's insurance law, AGC may, with prior notice to the Maryland Insurance Commissioner, pay an ordinary dividend that, together with all dividends paid in the prior 12 months, does not exceed 10% of its policyholders' surplus (as of the prior December 31) or 100% of its adjusted net investment income during that period. The maximum amount available during 2015 for AGC to distribute as ordinary dividends is approximately $90 million, of which approximately $40 million is available for distribution in the fourth quarter of 2015.

U.K. company law prohibits AGUK from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGUK to distribute any dividends at this time.

Dividends
By Insurance Company Subsidiaries

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Dividends paid by AGC to Assured Guaranty US Holdings Inc.	$15	$15	$50	$30

14.	Income Taxes

Overview

The Company files its US federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (“AGUS”), its parent holding company.  Each member of AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis.

AGC and AGUK are subject to U.S. and United Kingdom income tax, respectively. AGC and AGUK are subject to income taxes imposed by U.S. and U.K. authorities at corporate income tax rates of 35% and 20.25%, respectively, and file applicable tax returns. For periods subsequent to April 1, 2015, the U.K. corporation tax rate has been reduced to 20%, and for the period April 1, 2014 to April 1, 2015, the U.K. corporation tax rate was 21%, resulting in a blended tax rate of 20.25% in 2015. Prior to April 1, 2014, the U.K. corporation tax rate was 23%, resulting in a blended tax rate of 21.5% in 2014.

Provision for Income Taxes

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2015. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$1	$77	$91	$52
Tax-exempt interest	(4)	(3)	(10)	(10)
Gain on bargain purchase	—	—	(19)	—
Equity earnings in investee	—	(2)	—	(8)
Change in liability for uncertain tax positions	3	1	4	2
Provision to file adjustments	(3)	—	(3)	—
Other	1	(1)	2	0
Total provision (benefit) for income taxes	$(2)	$72	$65	$36
Effective tax rate	(53.0)%	33.7%	25.1%	28.5%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. or U.K. domiciled but are subject to U.S. or U.K. tax by election, establishment of tax residency or as controlled foreign corporations are included at the U.S. or U.K. statutory tax rate.

Valuation Allowance

As part of the Radian Asset Acquisition, the Company acquired $11 million of foreign tax credits (“FTC”) which will expire between 2018 and 2020. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC credits will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative GAAP income of the Company, cumulative operating income of Assured Guaranty US Holdings Inc. together with its U.S. subsidiaries over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2012 tax years.  On February 20, 2013 the IRS notified AGUS that the Joint Committee on Taxation completed its review of the 2006 through 2008 tax years and has accepted the results of the IRS examination without exception.

Uncertain Tax Positions

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.3 million for Nine Months 2015 and $1 million for 2014. As of September 30, 2015 and December 31, 2014, the Company has accrued $2.1 million and $1.8 million of interest, respectively.

The total amount of unrecognized tax benefits as of September 30, 2015 and December 31, 2014, that would affect the effective tax rate, if recognized, was $20.7 million and $16.8 million, respectively.

15.	Reinsurance and Other Monoline Exposures

AGC assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. AGC has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Assumed and Ceded Business

The Company assumes business from other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

The downgrade of the financial strength ratings of AGC gives certain ceding companies the right to recapture business they had ceded to AGC, which would lead to a reduction in the Company's unearned premium reserve and related earnings on such reserve. With respect to a significant portion of the Company’s in-force financial guaranty assumed business, based on AGC's current ratings and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to recapture business it had ceded to AGC, and in connection therewith, to receive payment from AGC of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional ceding commission. As of September 30, 2015, if each third party insurer ceding business to AGC had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AGC could be required to pay to all such companies would be approximately $37 million.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company’s ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(in millions)
Premiums Written:
Direct	$0	$5	$20	$11
Assumed	0	0	0	0
Ceded	0	(1)	(2)	(4)
Net	$0	$4	$18	$7
Premiums Earned:
Direct	$72	$25	$185	$73
Assumed	15	5	33	14
Ceded	(26)	(16)	(65)	(48)
Net	$61	$14	$153	$39
Loss and LAE:
Direct	$57	$(3)	$159	$34
Assumed	30	(4)	44	(5)
Ceded	(39)	0	(83)	(30)
Net	$48	$(7)	$120	$(1)

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of September 30, 2015, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $28 million insured by Ambac Assurance Corporation (“Ambac”), $46 million insured by National, and $11 million insured by AGM.

Exposure by Reinsurer

	Ratings at		Par Outstanding (1)
	December 14, 2015		As of September 30, 2015
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
	(dollars in millions)
Affiliated Companies:
AG Re	WR(3)	AA	$25,016	$—	$—
AGM (2)	A2	AA	24	292	3,596
MAC (2)	NR(4)	AA	20,433	—	—
Affiliated Companies			45,473	292	3,596
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR	WR	989	—	—
Ambac (4)	WR	WR	117	872	589
National (5)	A3	AA-	—	719	1,876
MBIA	(6)	(6)	—	677	397
Syncora Guarantee Inc.	WR	WR	—	551	15
Financial Guaranty Insurance Co.	WR	WR	—	262	11
CIFG Assurance North America Inc. ("CIFG")	WR	WR	—	44	3,626
Ambac Assurance Corp. Segregated Account	NR	NR	—	1	80
Other	Various	Various	52	399	89
Non-Affiliated Companies			1,158	3,525	6,683
Total			$46,631	$3,817	$10,279
 ____________________

(1)	Includes par related to insured credit derivatives.

(2)	AGM and MAC are rated AA+ (stable outlook) by Kroll Bond Rating Agency ("KBRA").

(3)	Represents “Withdrawn Rating.”

(4)	Represents “Not Rated.”

(5)	National is also rated AA+ by KBRA.

(6)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B2 by Moody's and MBIA U.K. Insurance Ltd. rated BB by S&P and Ba2 by Moody’s.

Amounts Due (To) From Reinsurers
As of September 30, 2015

	Assumed Premium, net of Commissions	Ceded Premium, net of Commissions	Assumed Expected Loss and LAE	Ceded Expected Loss and LAE
	(in millions)
Assured Guaranty (Europe) Ltd.	$9	$—	$—	$—
AGM	3	—	(34)	—
AG Re	—	(76)	—	274
MAC	—	(2)	—	0
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	—	(1)	—	0
Ambac	2	—	1	—
National	1	—	1	—
MBIA	5	—	(10)	—
CIFG	—	—	(24)	—
Ambac Assurance Corp. Segregated Account	0	—	(4)	—
Total	$20	$(79)	$(70)	$274

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into an aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2014. Currently, the facility covers losses occurring from January 1, 2015 through December 31, 2021, subject to the payment of certain additional premium by AGC, AGM and MAC on or before January 1, 2016.  If AGC, AGM and MAC elect not to pay such additional premium, the facility terminates on January 1, 2016, and those companies are currently considering what actions to take with respect to the facility. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2013, excluding credits that were rated non-investment grade as of December 31, 2013 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.5 billion in the aggregate. The facility covers a portion of the next $500 million of losses, with the reinsurers assuming pro rata in the aggregate $450 million of the $500 million of losses and AGC, AGM and MAC jointly retaining the remaining $50 million of losses. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $19 million of premiums for the term January 1, 2014 through December 31, 2014 and also paid approximately $19 million of premiums for the term January 1, 2015 through December 31, 2015.

16.	Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of their respective businesses, AGC and AGUK assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 6, Expected Loss to be Paid, in December 2008, AGUK filed a claim in the Supreme Court of the State of New York against an investment manager in a transaction it insured alleging breach of fiduciary duty, gross negligence and breach of contract; discovery on the matter is ongoing. In the past, AGC has filed complaints against certain sponsors and underwriters of RMBS securities that AGC had insured, alleging that such persons had breached representations and warranties in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Litigation

Proceedings Relating to the Company’s Financial Guaranty Business

The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AG Financial Products Inc. ("AGFP"), an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the requirements of the agreement between AGFP and LBIE, and calculated the termination payment. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. In their April 10, 2015 report to LBIE’s unsecured creditors, LBIE’s administrators disclosed that LBIE's valuation expert has calculated LBIE's damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. Discovery has been ongoing. Notwithstanding the range calculated by LBIE's valuation expert, the Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On May 28, 2014, Houston Casualty Company Europe, Seguros y Reseguros, S.A. (“HCCE”) notified Radian Asset that it was demanding arbitration against Radian Asset in connection with housing cooperative losses presented to Radian Asset by HCCE under several years of quota-share surety reinsurance contracts. HCCE claims AGC, as successor to Radian Asset, is required to pay to it, as ceding company, among other amounts, its share of certain current and future housing cooperative losses, together with certain fees, expenses and costs relating thereto. HCCE has presented approximately €15 million in claims to AGC through November 30, 2015 and is still in the process of settling additional similar claims. Based on the experience to date, AGC estimates HCCE may submit additional claims of approximately €2.8 million under the reinsurance contracts. AGC is disputing the claims and intends to assert its defenses in the arbitration. The reinsurance contracts provide for arbitration in Madrid and are governed by Spanish law. Arbitration proceedings may commence in early 2016.

17.	Notes Payable to Affiliates and Credit Facilities

Notes Payable to Affiliates

On March 30, 2015, AGUS loaned $200 million to AGC to facilitate the acquisition of Radian Asset on April 1, 2015. AGC repaid the loan in full on April 14, 2015.

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This Note Payable to Affiliate carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31st of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders’ surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA.

Committed Capital Securities

On April 8, 2005, AGC entered into separate agreements (the “Put Agreements”) with four custodial trusts (each, a “Custodial Trust”) pursuant to which AGC may, at its option, cause each of the Custodial Trusts to purchase up to $50 million of perpetual preferred stock of AGC (the “AGC Preferred Stock”). The custodial trusts were created as a vehicle for providing capital support to AGC by allowing AGC to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put options were exercised, AGC would receive $200 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The put options have not been exercised through the date of this filing.

Distributions on the AGC CCS are determined pursuant to an auction process. On April 7, 2008, this auction process failed, thereby increasing the annualized rate on the AGC CCS to one-month LIBOR plus 250 basis points. Distributions on the AGC preferred stock will be determined pursuant to the same process.

18.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2015	$40	$8	$(8)	40
Other comprehensive income (loss) before reclassifications	13	(5)	(4)	4
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	2	1	—	3
Tax (provision) benefit	(1)	0	—	(1)
Total amount reclassified from AOCI, net of tax	1	1	—	2
Net current period other comprehensive income (loss)	14	(4)	(4)	6
Balance, September 30, 2015	$54	$4	$(12)	$46

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2014	$67	$(3)	$1	$65
Other comprehensive income (loss) before reclassifications	11	2	(6)	7
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	1	—	(1)
Tax (provision) benefit	1	(1)	—	0
Total amount reclassified from AOCI, net of tax	(1)	0	—	(1)
Net current period other comprehensive income (loss)	10	2	(6)	6
Balance, September 30, 2014	$77	$(1)	$(5)	$71

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$80	$6	$(9)	$77
Other comprehensive income (loss) before reclassifications	(17)	(5)	(3)	(25)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(14)	4	—	(10)
Tax (provision) benefit	5	(1)	—	4
Total amount reclassified from AOCI, net of tax	(9)	3	—	(6)
Net current period other comprehensive income (loss)	(26)	(2)	(3)	(31)
Balance, September 30, 2015	$54	$4	$(12)	$46

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Cumulative Translation Adjustment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$21	$(5)	$(3)	$13
Other comprehensive income (loss) before reclassifications	57	3	(2)	58
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	2	—	0
Tax (provision) benefit	1	(1)	—	0
Total amount reclassified from AOCI, net of tax	(1)	1	—	0
Net current period other comprehensive income (loss)	56	4	(2)	58
Balance, September 30, 2014	$77	$(1)	$(5)	$71

19.	Subsequent Events

Subsequent events have been considered through December 15, 2015, the date on which these financial statements were issued.